Exhibit 10.17

Execution copy

HOTEL SERVICES AGREEMENT

(Andaz Condesa Mexico City)

between

OPERADORA HOTELERA I421, S.A. DE C.V.

and

HYATT OF MEXICO S.A. DE C.V.

May 11, 2022

Table of Contents

Page

Article I DEFINITIONS AND INTERPRETATION	4
1.1. Incorporation of Recitals & Exhibits, Definitions	4
Article II TERM; OPERATING TERM; PERFORMANCE TEST	4
2.1. Term	4
2.2. Renewal Terms	5
2.3. Performance Test	5
Article III CONSTRUCTION OF THE HOTEL; PRE-OPENING PERIOD; FORMAL OPEN	9
3.1. Construction of the Hotel	9
3.2. Milestones for Hotel Completion	9
3.3. Pre-Opening Budget; Initial Inventories; Initial Required Capital; IT Project Management Services	10
3.4. Formal Opening	13
3.5. Key Money	13
Article IV HOTEL OPERATIONS; SCOPE OF DUTIES	16
4.1. Name of the Hotel	16
4.2. Standard of Operation	16
4.3. Operation of the Hotel	17
4.4. Items Outside the Scope of Hotel Operations	19
4.5. Limitation on Hyatt’s Duties	21
4.6. Use of Hyatt Proprietary Materials	21
4.7. Third-Party Litigation	22
4.8. Use of Affiliates	22
4.9. Contracts and Purchasing	23
4.10. System Services and Technology	24
Article V ANNUAL PLAN	27
5.1. Annual Plan	27
5.2. Compliance with Annual Plan	29
Article VI OPERATING ACCOUNT; REQUIRED CAPITAL; BOOKS AND RECORDS; INSPECTION AND REVIEW	30
6.1. Operating Account; Authorized Signatories	30
6.2. Owner’s Funding Requirements	31
6.3. Hotel Accounting Books	31
6.4. Reporting Provisions	32
6.5. Access, Inspection and Review	35
Article VII HOTEL EMPLOYEES	35
7.1. Hotel Employees	35

i

7.2. Staffing Facilities	37
Article VIII MAINTENANCE, REPAIRS, ADDITIONS & IMPROVEMENTS	38
8.1. Maintenance and Repair	38
8.2. Replacement Fund	38
8.3. Capital Projects	39
Article IX HOTEL SERVICES FEES	39
9.1. Hotel Services Fees	39
9.2. Payments; Taxes; Currency Controls	41
9.3. Owner’s Profit Distribution	44
Article X CHAIN PROVISIONS	44
10.1. Hyatt-Affiliated Hotels	44
10.2. Freedom of Action	45
10.3. Limited Territorial Restriction	45
Article XI OWNERSHIP AND CONTROL OF THE SITE	46
11.1. Control of the Site and the Hotel	46
11.2. Owner Responsibility for Payments	47
11.3. Condominium Regime; Non-Hotel Component(s); Hyatt Operated Limited Shared Common Areas and Facilities	47
11.4. Parking	50
Article XII ASSIGNMENT; PERMITTED TRANSFERS	51
12.1. Hyatt Assignment	51
12.2. Permitted Dispositions	52
Article XIII HOTEL FINANCING; GROUND LEASE	54
13.1. Conditions to Hotel Financing	54
13.2. Restrictions on Owner Financing	55
13.3. Ground Leases	56
Article XIV INSURANCE	56
14.1. Insurance to be Maintained by Owner	56
14.2. Insurance Coverage Maintained for Hotel Operations	57
14.3. Business Interruption: Use and Occupancy Insurance	57
14.4. Cost and Expense	57
14.5. Policies and Endorsements	58
Article XV DAMAGE AND CONDEMNATION	58
15.1. Damage to or Destruction of the Hotel	58
15.2. Condemnation	60
Article XVI EVENTS OF DEFAULT	61
16.1. Events of Default	61
16.2. Curing	62
16.3. Remedies for an Event of Default	62

16.4. Waiver of Non-Compensatory Damages	63
Article XVII INDEMNIFICATION	64
17.1. Indemnification of Hyatt	64
17.2. Indemnification of Owner	64
17.3. Survival	65
Article XVIII TRANSITION	65
18.1. Transition of Operations.	65
18.2. Survival	67
Article XIX DISPUTE RESOLUTION	67
19.1. General	67
19.2. Expert Determination	68
19.3. Arbitration	69
Article XX CONFIDENTIALITY	73
20.1. Confidential Information	73
Article XXI REPRESENTATIONS AND WARRANTIES	74
21.1. Owner’s Representations	74
21.2. Hyatt’s Representations	75
21.3. No Representations Regarding Forecasts	75
Article XXII MISCELLANEOUS	76
22.1. Notices	76
22.2. Governing Law	77
22.3. Approvals and Consents	77
22.4. Entire Agreement	77
22.5. Survival and Continuation	77
22.6. Amendment	78
22.7. Waiver	78
22.8. Binding Effect	78
22.9. Severability	78
22.10. Language and Counterparts	78
22.11. Third-Party Beneficiaries	79
22.12. Force Majeure	79
22.13. Further Instruments	79
22.14. Sovereign Immunity	80
22.15. Corrupt Practices	80
22.16. Relationship of the Parties; Third-Party Liability	80
22.17. Rules of Interpretation	81

EXHIBITS

EXHIBIT A	Legal Description

EXHIBIT A-l	Depiction of the Site and Condominiums A and B

EXHIBIT A-2	Depiction of the Complex including the Hotel, the Mondrian, Common Areas and Facilities and Limited Shared Common Areas and Facilities in the Complex in Tower A (Andaz), Tower B (Mondrian) and Tower C

EXHIBIT A-3	Detailed Depiction of Tower A containing the Hotel

EXHIBIT A-4	Detailed Depiction of Tower C (Three Meal Restaurant, Event Space, Spa & Fitness Area)

EXHIBIT B	Definitions

EXHIBIT C	Addendum to Hotel Services Agreement

EXHIBIT C-l	Power of Attorney

EXHIBIT D	Initial Restricted Area

EXHIBIT D-l	Secondary Restricted Area

EXHIBIT E-l	Owner Insurance Requirements

EXHIBIT E-2	Hyatt Insurance Requirements

EXHIBIT F	Form of Guaranty

EXHIBIT G	Insurgentes 421 Regime Documents

HOTEL SERVICES AGREEMENT

Andaz Condesa Mexico City

THIS HOTEL SERVICES AGREEMENT, dated May 11, 2022 (the “Execution Date”), is entered into by and between:

●	Operadora Hotelera I421, S.A. de C.V. (“Owner”), a company organized and existing under the laws of Mexico; and

●	Hyatt of Mexico S.A. de C.V. (“Hyatt”), a company organized and existing under the laws of Mexico.

Hyatt and Owner may hereinafter collectively be referred to as the “Parties” and, each individually, as a “Party”.

RECITALS

A.            Inmobiliaria Insurgentes 421, S.A. de C.V. (“Fee Owner”) is the owner of the condominium project known as “Insurgentes 421” located on the Site, which Site is comprised of “Condominium A” and “Condominium B” (each, as depicted on Exhibit A-l), as defined in and governed by the Insurgentes 421 Regime Documents. Owner is developing a mixed-use complex (the “Complex”) located on Condominium A, consisting of 3 building Towers A-C (as described below and hereinafter defined) having a common podium on the ground floor and other Common Areas and Facilities and certain Limited Shared Common Areas and Facilities (as depicted on Exhibit A-2). Owner has obtained all rights and requisite authorizations to renovate, refurbish and open the Complex with the following improvements and uses (as depicted on Exhibits A-l through A-4), all of which shall be completed by Owner in accordance with the Approved Plans:

i.	Tower A Building and Improvements (as defined hereinbelow) to contain (a) the Hotel which shall include no less than 213 guest rooms including 20 suites (provided, however, the total number of guest rooms may increase by 10 guest rooms or decrease by 10 rooms), restaurants, bars and banquet facilities (including at least one three-meal restaurant), parking, storage and service support areas, back of office space for employees, business center, and recreational facilities and areas and all other key areas identified in the Preliminary Hotel Program in the Technical Services Agreement,, (b) certain Common Areas and Facilities, as more fully described in Exhibits A-2 and A-4, (c) the Tower A Systems and Equipment, and (d) Condominium B which is currently separately owned and managed, operated as a Sanborn’s (a retail store), located on the street-level / ground floor of Tower A (“Sanborn’s”). For the avoidance of doubt, Sanborn’s comprises all of “Condominium B” of the Site and, despite being within the Tower A Building and Improvements, is not in the Complex or in the Hotel. Owner represents and warrants that the Insurgentes 421 Regime Documents completely carve Sanborn’s out of the Complex and do not provide Sanborn’s with access or use rights to any part of the Tower A Building and Improvements or the Complex, except as provided otherwise in this Agreement;

ii.	Tower B Building and Improvements to contain (a) the Mondrian, to be operated by Accor (as defined hereinbelow), as depicted in Exhibit A-2, (b) certain Common Areas and Facilities, as depicted in Exhibits A-2 and A-3, (c) the Andaz Greeting Areas, and (d) the Tower B Systems and Equipment. The Mondrian, together with the Hotel, shall be referred to herein as the “Complex Hotels”;

iii.	The Tower C Building and Improvements to contain (a) 13,700 square feet of sellable meeting rooms, ballroom, banquet, and pre-function space and other features (collectively, the “Event Space”), as depicted on Exhibits A-2 and A-3, to be operated by Hyatt, and the FF&E and Operating Equipment used in connection with the operation of the foregoing, (b) a three meal restaurant to be branded and operated by Accor (the “Three Meal Restaurant”), as depicted on Exhibits A-2 and A-4, to be operated by Accor, and the FF&E and Operating Equipment used in connection with the operation of the foregoing, (c) spa and fitness facilities (the “Spa & Fitness Area”), as depicted on Exhibits A-2, A-3, and A-4, to be operated by Hyatt, and the FF&E and Operating Equipment used in connection with the operation of the foregoing, (d) the Tower C Systems and Equipment, and (e) certain Common Areas and Facilities (including the Shared Systems) as depicted in Exhibits A-2, A-3 and A-4;

iv.	A central courtyard and park in the middle of, and serving, the 3 towers described above in the Complex (the “Central Courtyard”), the podium connecting the three (3) Building Towers, and other necessary infrastructure, such as public walkways, accessways and other improvements, to connect and provide the necessary access and amenities to operate a lifestyle-luxury, full service multi-hotel, spa and fitness center, conference center and three meal restaurant, and the Shared Systems serving the 3 towers (collectively, together with the Central Courtyard, the “Common Areas and Facilities”), as further depicted on Exhibits A-2, A-3, and A-4.

For purposes of this Agreement, and for the avoidance of doubt, the Hyatt Operated Limited Shared Common Area and Facilities, including without limitation the Event Space and the Spa & Fitness Area, as designated on Exhibits A-2, A-3, and A-4, shall be included in the definition of the “Hotel” to be operated by Hyatt subject to this Agreement. The Common Areas and Facilities, and the Accor Operated Limited Shared Common Area and Facilities, including, without limitation, the Three Meal Restaurant, shall be considered Non-Hotel Component(s) and, for the avoidance of doubt, are not included in the “Hotel”.

B.            Owner has an exclusive leasehold interest, as the “lessee”, in the Site, pursuant to that certain long-term Lease Agreement dated May 11, 2022 from the Fee Owner, as the “lessor” thereunder. Owner, Fee Owner and Hyatt shall execute that certain Lessor Non-Disturbance Agreement (as defined in Section 13.3 below) concurrently herewith.

C.           Concurrently with the execution of this Agreement, Owner and Hyatt International Technical Services, Inc. (“HITS”) have entered into that certain Technical Services Agreement dated of even date herewith (the “Technical Services Agreement”), pursuant to which HITS is willing to provide certain technical services in connection with the planning, building, renovating, furnishing, equipping and decorating of the Hotel to enable the Hotel to meet the Hotel Standard applicable to Brand Hotels as set forth therein.

D.            Concurrently with the execution of this Agreement, Owner and Hyatt International Corporation (“HIC”) have entered into that certain Trademarks License Agreement dated of even date herewith (the “Trademark License Agreement”), pursuant to which HIC is willing to grant to Owner a non-exclusive license to use the Hyatt Trademarks solely in connection with the operation of the Hotel as set forth therein.

E.            Owner seeks to retain Hyatt to operate the Hotel, as a Brand Hotel, subject to the terms and conditions set forth herein and in the other Hyatt Agreements.

NOW, THEREFORE, in consideration of the covenants, undertakings, obligations, and conditions herein contained and intending to be legally bound, the Parties agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

1.1.          Incorporation of Recitals & Exhibits, Definitions.

The foregoing Recitals, and the Exhibits listed in the table of contents and attached hereto, are incorporated into, and constitute an integral part of, this Agreement. Unless the context otherwise specifies or requires, all capitalized terms used in this Agreement have the meanings set forth in Exhibit B. Hyatt and Owner agree that Exhibits A-l through A-3 are preliminary exhibits that shall be updated by amendment to this Agreement signed by the Parties upon completion of the Complex in accordance with the Approved Plans to reflect the areas which comprise the Hotel and other areas defined in this Agreement with reference to those exhibits, in accordance with the completed Complex.

Article II
TERM; OPERATING TERM; PERFORMANCE TEST

2.1.          Term.

This Agreement shall be effective as of the Execution Date, provided that the initial operating term (the “Initial Term,” together with the Renewal Term if exercised, the “Operating Term”) of this Agreement shall begin as of the Opening Date and shall expire at 23:59:59 (local time at the Hotel) on December 31st of the Fiscal Year in which the 20th anniversary of the Opening Date occurs, unless this Agreement is sooner terminated as herein provided.

2.2.          Renewal Terms.

Hyatt shall have the right, in its discretion, to extend the Operating Term for one renewal term of 10 years (such extension option relating to the renewal term being herein referred to as the “Renewal Option” and the term resulting from the exercise of the Renewal Option being herein referred to as the “Renewal Term”), which shall commence upon the expiration of the Initial Term. The Renewal Term shall be on the same terms and conditions as the Initial Term. The Renewal Option shall be deemed to have been exercised unless Hyatt shall have given notice to Owner at least 12 calendar months prior to the expiration of the Initial Term of its election not to exercise such Renewal Option. No written confirmation from either Party shall be required to effect any extension of the Operating Term. Notwithstanding the foregoing, upon the request of either Party, the other Party shall execute and deliver a supplement to this Agreement for the purpose of evidencing the fact that the Renewal Term has become effective.

2.3.          Performance Test.

Subject to the provisions of this Section 2.3, Owner shall have the right to issue a Termination Notice (defined below) if the Hotel does not meet the requirements of the Performance Test (defined below) applicable to the most recently concluded Performance Test Period. “Performance Test Period” means any 2 consecutive Fiscal Years from and after the 4th full Fiscal Year of the Operating Term (for the avoidance of doubt, the 5th full Fiscal Year of the Operating Term shall be the first year of the first Performance Test)

(a)          Performance Test. The “Performance Test” means both the RevPAR Test (defined below) and the GOP Test (defined below). The Hotel would not meet the requirements for passage of the “Performance Test” in any Performance Test Period in which the Hotel failed both the RevPAR Test and the GOP Test in each consecutive Fiscal Year comprising the Performance Test Period.

(i)              RevPAR Test. The Hotel would not meet the “RevPAR Test” in a given Fiscal Year if the Hotel RevPAR (defined below) for the Fiscal Year in question was less than 90% of the Average RevPAR of the Competitive Set (defined below) for the same Fiscal Year, as calculated and reported by the Information Source (defined below). For purposes of this Section 2.3(a)(1) (or any other provision that makes reference to the definitions below), the following terms have the meanings indicated below:

“Hotel RevPAR” for a Fiscal Year shall be the product of (x) the average daily rate for the Fiscal Year and (y) the annual occupancy rate for such Fiscal Year, as reported by the Hotel to the Information Source, based upon the guidelines issued by the Information Source.

“Average RevPAR of the Competitive Set” shall be the average of the RevPAR figures of the hotels comprising the Competitive Set for the relevant Fiscal Year, weighted on the basis of available rooms, as calculated and reported by the Information Source.

“Competitive Set” shall be comprised of Sofitel Mexico City Reforma, Condesa DF Hotel Hilton Mexico City Reforma, W Mexico City Polanco, Mondrian Condesa and Curio by Hilton. If any hotel included in the Competitive Set ceases to operate, or materially changes in terms of its room count, quality standards, market positioning or facilities program, then, for future Performance Test Periods, such hotel shall be replaced in the Competitive Set by an alternative hotel, to be agreed upon by the Parties, which shall be comparable to the Hotel in terms of room count, quality standards, market positioning, facilities program, age, physical condition and location. The Competitive Set must contain no less than 4 hotels.

“Information Source” shall be STR Global. In the event STR Global (or any successor Information Source) ceases to exist or provide the information required for the RevPAR Test, Owner and Hyatt shall agree upon an alternative Information Source from amongst the following firms: PricewaterhouseCoopers, KPMG or PKF Consulting.

(ii)            GOP Test. The Hotel would not meet the requirements of the “GOP Test” in a given Fiscal Year if the Hotel’s annual Gross Operating Profit, as set forth in the applicable Annual Financial Statement, is less than 85% of the projected Gross Operating Profit for the same Fiscal Year set forth in the applicable Annual Plan. The applicable calculations shall be determined on the basis of the annual Revenue and Gross Operating Profit figures set forth in the applicable Annual Financial Statement.

(b)          Intervening Events and Adjustments.

The Hotel shall be deemed to have met the requirements of the Performance Test in any Fiscal Year in which the annual GOP and Hotel RevPAR is materially and adversely impacted by an “Intervening Event”, defined as follows: (i) an event of Force Majeure, (ii) a material breach of this Agreement by Owner (including the failure to provide funds as required under this Agreement) for which Owner has received written notice of such breach, or (iii) a refurbishment or capital program.

Furthermore, the Hotel shall be deemed to have passed the RevPAR Test in any Fiscal Year in which the Information Source does not provide the required RevPAR data for the Competitive Set. In any Fiscal Year in which Hyatt is able to demonstrate that the Hotel’s failure of the GOP Test is attributable to a material increase in operating costs, occasioned by an external factor that was not within Hyatt’s control and that was not reasonably foreseeable at the time when the relevant Annual Plan was produced, for purposes of determining whether or not the Hotel has passed the GOP Test, Gross Operating Profit shall be proportionately adjusted to reflect the impact of any such circumstance.

(c)           Performance Termination Notice. In order to exercise its termination right pursuant to this Section 2.3, Owner must send written notice to Hyatt (a “Termination Notice”) within 45 days following receipt of the Annual Financial Statement for the 2nd Fiscal Year in the applicable Performance Test Period in which the Hotel did not meet the requirements for passage of the Performance Test. Any Termination Notice shall (i) specify the effective termination date, which shall be no earlier than 90 days and no later than 6 months following Hyatt’s receipt of the Termination Notice, (ii) and (ii) be subject to Hyatt’s option to tender an Adjustment Payment (defined below). If Owner fails to deliver a Termination Notice to Hyatt within such 45 day period, Owner shall have waived its right to terminate this Agreement with respect to the preceding Performance Test Period, and both Fiscal Years comprising any such Performance Test Period shall be deemed to be Fiscal Years in which the Hotel passed the RevPAR Test and the GOP Test.

(d)          Adjustment Payment. In the event that Owner serves Hyatt with a valid and timely Termination Notice, Hyatt shall have the right (but not the obligation), within 90 days following its receipt of such Termination Notice, to extinguish Owner’s right to terminate this Agreement by paying to Owner the Adjustment Payment for the 2nd Fiscal Year of the relevant Performance Test Period. The “Adjustment Payment” means, for the Fiscal Year in question, the amount, if any, by which the GOP of the Hotel is less than the amount of the GOP Target for the Hotel. The “GOP Target” means the minimum Gross Operating Profit that would have been required in order for the Hotel to have met the GOP Test. If Hyatt makes timely payment of the Adjustment Payment, Owner’s then current right of termination shall be irrevocably waived with respect to such failure, and the 2 Fiscal Years in the relevant Performance Test Period shall be deemed to be Fiscal Years in which the Hotel passed the Performance Test. For the avoidance of doubt, nothing herein shall limit Hyatt’s right to cure any one or more Performance Test failures throughout the Operating Term.

(e)           No Default. Under no circumstances shall any failure of the Hotel to meet the Performance Test, or any election of Hyatt not to make an Adjustment Payment, constitute a breach or default of Hyatt under this Agreement. The sole and exclusive remedy of Owner in all such events shall be to terminate this Agreement to the extent permitted by this Section 2.3; it being understood and acknowledged by the Parties that a court order shall not be required in order to effectuate the termination of this Agreement pursuant to this Section 2.3, which termination is otherwise permitted under this Agreement (with all conditions to termination being satisfied and such termination not being contested by Hyatt). For the avoidance of doubt, the foregoing waiver of a court order shall not in any way be a waiver of any rights of Hyatt to dispute the termination by Owner including for reasons that the requirements and conditions for termination have not been satisfied.

(f)            Dispute Resolution. Any dispute between the Parties relating to (i) the composition of the Competitive Set, (ii) the designation of an alternate Information Source, or (iii) the computation of Hotel RevPAR, shall be referred to determination by an Expert in accordance with Article XIX; provided, however, that rooms revenue for the Hotel shall always be calculated on the basis of the applicable Annual Financial Statement and the Expert shall take into consideration room count, quality standards, market positioning, facilities program, age, physical condition and location of alternate hotels. All other disputes between the Parties relating to this Section 2.3 shall be resolved by arbitration in accordance with Article XIX.

Article III
CONSTRUCTION OF THE HOTEL; PRE-OPENING PERIOD; FORMAL OPEN

3.1.          Construction of the Hotel.

Owner shall use diligent efforts to timely complete the redevelopment of the Hotel and the Complex in accordance with the timeline set forth in Section 3.2, the Preliminary Program (described in the Technical Services Agreement), Exhibits A-l through A-4, and the Approved Plans, subject to the provisions of the Technical Services Agreement, Applicable Law, and the provisions of this Agreement.

3.2.          Milestones for Hotel Completion.

In addition to, and without limiting, its other remedies under this Agreement, Hyatt may terminate this Agreement, on 30 days’ advance written notice to Owner, if any of the following milestones are not achieved by Owner by the relevant date provided for below (it being understood that Owner shall notify Hyatt of its achievement or failure to meet the milestones on the indicated dates):

Milestone	Outside Date for Achievement of Milestone
Owner has completed construction of the Hotel.	November 30, 2022
Opening Date	April 30, 2023

Notwithstanding the foregoing, if Owner fails to meet an Outside Date for Achievement of a Milestone, as set forth above in this Section 3.2, and Hyatt elects to terminate this Agreement as a result thereof, then Hyatt agrees that, solely with respect to such failure by Owner, Hyatt shall not seek the remedy of specific performance against Owner, to require Owner to fulfill such obligation and meet such Outside Date, provided that such agreement by Hyatt (to waive its remedy of specific performance with respect to Owner’s failure to meet an Outside Date, as specifically provided above) shall not apply or extend to (a) any modified or future Outside Dates that may be agreed to, in writing, by the Parties, under any circumstances, and/or (b) any other failure of Owner to meet any other obligation of Owner under this Section 3.2, including specifically, but without limitation, to allow Hyatt to operate a hotel, notwithstanding if Hyatt has terminated this Agreement for failure of Owner to meet an Outside Date, as set forth below in this Section 3.2, if Owner constructs or resumes construction thereof during the Standstill Period (i.e., Hyatt may seek specific performance against Owner with respect to any failure by Owner to honor such right of Hyatt).

In addition, if at any time following (i) the Execution Date, Owner acknowledges to Hyatt that Owner is no longer seeking financing for the construction and development of the Hotel, or (ii) following the commencement of construction of the Hotel, Owner ceases work on such construction for a period longer than 60 days, then, in either such event, Hyatt may terminate this Agreement upon 30 days’ advance written notice to Owner. The foregoing “Outside Dates” shall be subject to extension for events of Force Majeure, provided that the aggregate of all such extensions may not exceed 6 months.

If Hyatt terminates this Agreement pursuant to this Section 3.2 and, at any time within 2 years following any such termination (the “Standstill Period”), Owner (or any Affiliate or related party of Owner) commences to construct (or resumes construction of) a hotel on the Site, Hyatt shall have the right (but not the obligation), exercisable at any time within 180 days after Hyatt has actual knowledge thereof, to elect to operate such hotel in accordance with the provisions of this Agreement; provided, that, during the Standstill Period, Hyatt and its Affiliates have not opened and are not operating, or have not authorized any other party to open and operate, a Brand Hotel restricted within the Restricted Area then applicable, as set forth in Section 10.3. Hyatt specifically retains all of its remedies under this Agreement and at law for any failure of Owner to comply with its obligations in this paragraph notwithstanding Hyatt’s termination of this Agreement for any reason under this Section 3.2.

3.3.         Pre-Opening Budget; Initial Inventories; Initial Required Capital; IT Project Management Services.

(a)           Pre-Opening Budget. The pre-opening period (“Pre-Opening Period”) shall (1) commence on the date designated by Hyatt, acting reasonably and in consultation with Owner and (2) end on the Opening Date. No less than 30 days prior to the commencement of the Pre-Opening Period, Hyatt shall prepare and deliver to Owner a budget (“Pre-Opening Budget”) which shall set forth the following: (i) anticipated expenses in respect of the pre-opening activities (“Pre-Opening Expenses”); (ii) the dates upon which funds will be required from Owner; (iii) a timetable addressing, among other things, training, hiring, sales and marketing schedules; and (iv) estimates of required working capital and initial inventories. Hyatt shall, if requested by the Owner, make available (at no cost to Owner other than reimbursement of travel expenses) at a mutually agreed location its Regional Vice President of Operations (or other appropriate executive), to meet with the Owner to explain and discuss with the appointed representative(s) of the Owner the Pre-Opening Budget and the opinions and recommendations of the Owner with respect thereto; provided, however, that with respect to the Pre-Opening Budget, Hyatt shall make the final decision on the basis of its operational assistance services expertise save that Hyatt undertakes to act reasonably in making such a decision. Hyatt shall establish and maintain a bank account in the name of and on behalf of Owner, at a banking institution selected by Hyatt as part of its financial shared services center but under the control of Hyatt with only the Authorized Signatories as signatories on the account from which all Pre-Opening Expenses shall be paid in accordance with this Agreement (the “Pre-Opening Account”).

(b)          Initial Required Capital. Owner shall provide funds (“Initial Required Capital”) for the initial inventories and initial working capital needs of the Hotel. Simultaneously with its preparation of the Pre-Opening Budget, Hyatt shall prepare and deliver to Owner a forecast and funding schedule for the Initial Required Capital. All funds funded by Owner in accordance with the funding schedule for Initial Required Capital shall be deposited into the Operating Account established and maintained by Hyatt pursuant to Section 6.1.

(c)           Estimates as of the Execution Date. As of the Execution Date, Hyatt estimates that the total amount of the Pre-Opening Budget shall be approximately US$ 1.6 million and that the total amount required for Initial Required Capital shall be approximately US$400,000. The estimated amounts are based upon current information, including currency valuations and market conditions as of the Execution Date, and the actual amounts required may vary from those indicated in the preceding sentence based upon inflation, currency fluctuation, changes in market conditions, and/or if the assumptions on which the estimates are based change.

(d)           Use of Funds. Owner agrees to timely fund (i) the Pre-Opening Account consistent with the amounts set forth in the Pre-Opening Budget and (ii) the Operating Account consistent with the amounts set forth in the funding schedule for Initial Required Capital, and Hyatt shall have discretionary control over all such funds, subject to the terms of this Agreement. Hyatt shall provide Owner with a monthly report reconciling actual expenses with the Pre-Opening Budget and the Initial Required Capital.

(e)           Reimbursable Expenses. During the Pre-Opening Period, employees of Hyatt and its Affiliates, and employees of other Hyatt-Affiliated Hotels, may be assigned on a temporary basis to the Hotel to assist with pre-opening activities. Hyatt will provide Owner a reconciliation of the foregoing expenses against the Pre-Opening Budget and back-up for such expenses. A portion of the salaries, benefits and other employee costs, allocated on a per diem basis, together with reasonable out-of-pocket expenses incurred by the applicable Hyatt Affiliate and/or hotel, shall be reimbursed to such entity or hotel as a Pre-Opening Expense.

(f)           Pre-Opening Delays. Various factors outside of the control of Hyatt (including a delay in the Opening Date) may require that Owner provide such additional funds as Hyatt reasonably, and in good faith, deems necessary to meet the Hotel’s working capital needs during the Pre-Opening Period. Once the Pre-Opening Period commences, if Hyatt reasonably projects that there is likely to be a material delay in the Opening Date beyond the date initially projected by Owner, Hyatt shall have the right to curtail or suspend pre-opening activities, which may include the temporary or permanent re-assignment of members of the Management Personnel, cancellation of reservations, refunds of deposits to guests, and the payment to third parties of cancelation fees and similar costs to groups and guests, all of which shall be Owner’s Charges.

(g)           IT Project Management Services; Procurement of Services.

In conjunction with Owner’s design and construction of the Hotel and at the same time that Hyatt is providing certain technical services pursuant to the Technical Services Agreement, Hyatt (or its Affiliate) shall provide outside of the Country certain data installation services relating to the initial set-up of the central reservations system, global distribution systems and alternative distribution systems at the Hotel and IT project management implementation services relating to the Hotel’s computing environment and/or the procurement of such services. Owner shall pay Hyatt’s standard fees for such services not to exceed $149,515 and reimburse Hyatt (or its Affiliate) for its personnel’s travel and other expenses relating to these services payable to Hyatt (or its Affiliate) not to exceed $17,500.

3.4.         Formal Opening.

The Opening Date of the Hotel shall occur on a date mutually agreed by the Parties and shall in all events be subject to (i) completion of the Hotel, in accordance with the terms of this Agreement, the Technical Services Agreement, and the requirements of Applicable Law, (ii) the issuance of all licenses, permits, certificates, approvals, and/or permissions required for the operation of the Hotel under Applicable Law, and (iii) Hyatt’s determination, acting reasonably, that the Hotel meets the Design Standards and the Hotel Standard. Owner acknowledges and agrees that due to the close proximity of the Non-Hotel Component(s) to the Hotel, the Hotel cannot be deemed to meet the Hotel Standard unless and until Hyatt shall determine, in the exercise of its reasonable discretion, that each Non-Hotel Component has been substantially completed (i) as fit to occupy and utilize for its intended use, without undue interference on the operation of the Hotel; and (ii) to a standard generally consistent with that of the Hotel (as elaborated in more detail in Section 11.3(a)). If Hyatt determines that a Non-Hotel Component does not meet the requirements set forth immediately above for the Hotel to meet the Hotel Standard, as required to open, such decision shall require an explanation in writing be provided by Hyatt to Owner setting forth the specific reasons therefor. Within 90 days of the Opening Date, Hyatt and Owner shall execute an addendum to this Agreement, substantially in the form attached hereto as Exhibit C, setting forth the Opening Date.

3.5.         Key Money.

(a)           As an inducement for Owner to enter into the transactions contemplated by this Agreement, Hyatt shall, subject to the Funding Conditions, provide to Owner a financial contribution in an amount equal to Two Million Seven Hundred Thousand United States Dollars (US$2,700,000.00), in the form of key money (the “Key Money”) on the date which is the later of (A) 30 days after the Opening Date or (B) the date all of the Funding Conditions (defined below) have been satisfied (the “Key Money Contribution Date”).

(b)          Hyatt’s obligation to provide such Key Money is expressly subject to satisfaction of the following conditions (the “Funding Conditions”):

(i)            Owner shall have satisfied each of the conditions and undertakings in Article III and Sections 4.2 and 11.3 of this Agreement;

(ii)            Hyatt’s reasonable confirmation on (or no earlier than 5 days prior to) the Key Money Contribution Date of Owner’s compliance with the representations and warranties set forth in Article XXI of this Agreement;

(iii)          Owner is not in default in the performance of any obligations pursuant to this Agreement or any of the other Hyatt Agreements, including payment of all amounts owing to Hyatt or its Affiliates hereunder or thereunder. Notwithstanding the foregoing, to the extent any payments are due and payable on the Key Money Contribution Date by Owner to Hyatt, Hyatt may elect, in its sole discretion, to fund the Key Money to Owner reduced by the aggregate amount owing by Owner to Hyatt. For the avoidance of doubt, Hyatt’s obligation to fund the Key Money pursuant to this Section 3.5 shall be considered satisfied in full despite any set-off by Hyatt of amounts owing by Owner to Hyatt;

(iv)          Owner shall have delivered a fully-executed estoppel certificate from any lenders and ground lessors, or equivalent estoppel certifications made by each such party, in its own capacity, to Hyatt, set forth in such party’s applicable fully-executed Financing Non-Disturbance Agreement and/or Lessor Non-Disturbance Agreement at the time of delivery to Hyatt in accordance herewith;

(v)           Owner shall have delivered a fully-executed guaranty (the “Guaranty”) from a guarantor (other than Owner) (the “Guarantor”) that is acceptable to Hyatt meeting the Net Worth and Liquidity Requirement to guarantee the full repayment to Hyatt of any Unamortized Key Money in the event of any termination or expiration of this Agreement, substantially in the form of Exhibit F attached hereto, and all the Guaranty’s ancillary documents reasonably required under the circumstances, including, but not limited to, a Guarantor Net Worth Certificate and Guarantor Financial Statements (each as defined in Exhibit F attached hereto); and

(vi)           Owner and Hyatt shall have executed the addendum pursuant to Section 3.4; and

(vii)          Owner shall have delivered the fully-executed Financing Non-Disturbance Agreement required by this Agreement with respect to any lender; and

(viii)         Owner shall have delivered the fully-executed Lessor Non-Disturbance Agreement required by this Agreement with respect to any ground lessor.

Upon request of Hyatt, Owner shall provide evidence, reasonably acceptable to Hyatt, demonstrating such compliance with the Funding Conditions.

(c)          The Key Money will be amortized on a monthly straight-line basis over a period of 20 years commencing on the 1st calendar day of the first full Fiscal Year. The amount of any Key Money remaining unamortized as of any date is herein referred to as the “Unamortized Key Money”. If this Agreement is terminated prior to the end of the Operating Term for any reason whatsoever under this Agreement (including under Section 2.3), any Unamortized Key Money shall be refunded by Owner to Hyatt. If the termination is initiated by Owner, then the full repayment of the Unamortized Key Money by Owner shall be a condition precedent to any such termination and such refund shall take place upon acceptance by Hyatt of such termination; provided, however, if any such termination prior to the end of the Operating Term is initiated by Hyatt, then upon at least 30 days prior written notice to Hyatt, Owner may elect to delay the effective date of such termination up to 90 days if necessary to secure the funds to refund to Hyatt the Unamortized Key Money (and interest thereon at the Interest Rate, as provided in Section 16.3(b) below, accruing during the entire deferral period on the full Unamortized Key Money amount due to Hyatt, commencing as of the original early termination date until the actual date of payment by Owner to Hyatt as required herein), and provided, further, that if Owner has so elected to defer the effective date of the termination, then Hyatt may elect, in its sole discretion, to further extend the effective termination date beyond such deferred period until such later date as reasonably needed by Hyatt to transition Hotel operations, so long as such date shall not be later than 90 days beyond the original 90 day deferral. Notwithstanding anything herein to the contrary, Owner agrees that if there is a material reduction in the number of guest rooms and suites or other revenue generating facilities (which in any case shall be subject to the mutual agreement of the Parties) from the number and size of guest rooms, suites and other revenue’ generating facilities contemplated in this Agreement, the amount of Key Money shall be adjusted to a lesser amount, as mutually agreed by Owner and Hyatt.

Article IV
HOTEL OPERATIONS; SCOPE OF DUTIES

4.1.         Name of the Hotel.

During the Operating Term, the Hotel shall at all times be identified by the name “Andaz Condesa Mexico City” or another name that Hyatt may require as provided in the next sentence. Hyatt may, acting reasonably, modify any of the Hyatt Trademarks associated with Brand Hotels or re-brand the Hotel if (i) the same changes are being implemented at substantially all other similarly situated Brand Hotels and (ii) the standards of the re-branded Hotel are similar, in all material respects, to the standards under which the Hotel operates immediately prior to the re-branding.

4.2.         Standard of Operation.

(a)          The Hotel shall be operated and maintained in accordance with the Hotel Standard. Owner retains Hyatt on an exclusive basis, and grants Hyatt exclusive authority, to operate the Hotel. Hyatt shall use Reasonable Efforts to operate the Hotel in accordance with the terms of this Agreement and the Hotel Standard. From time to time, in connection with the performance of its duties pursuant to this Agreement, Hyatt may be requested to provide to third parties evidence of its authority to perform its obligations under this Agreement. In order to facilitate Hyatt’s response to these third party requests, and to avoid unnecessarily disclosing the terms and provisions of this Agreement, Owner shall, concurrently with the execution and delivery hereof, execute and deliver a power of attorney substantially in the form of Exhibit C-l attached hereto, granting Hyatt, the necessary authority to perform its obligations under this Agreement.

(b)          The scope of Hyatt’s authority and duties to Owner with respect to the operation of the Hotel are as set forth in this Agreement and are intended to satisfy any fiduciary or other duties that may exist as a result of the relationship between the Parties, including all duties of loyalty, good faith, fair dealing or full disclosure that may be deemed to exist under Applicable Law. This Section 4.2 constitutes a knowing and intentional waiver by Owner of any duties or responsibilities (including fiduciary duties) that Hyatt may owe to Owner, to the extent the same are inconsistent with, or would have the effect of modifying, limiting, expanding, or restricting, the express provisions of this Agreement.

4.3.         Operation of the Hotel.

Subject to the terms of this Agreement, Hyatt shall be responsible for and have the authority to direct all aspects of the pre-opening activities and operation of the Hotel, including:

(i)             personnel management and human resources policies, including selection, training, residence / work permits, allocation, promotion, transfer and dismissal of all employees of the Hotel; determining and implementing staffing models, conditions of employment, salary, and benefit structures; and resolving employment disputes; provided that, notwithstanding the foregoing, Owner shall have the right to reasonably approve a salary set by Hyatt for a Management Personnel if such salary is not (a) reasonably consistent with the local market in the Condesa neighborhood of Mexico City, for such Management Personnel, (b) based on or determined in accordance with Hyatt’s policies, and (c) established by Hyatt in the ordinary course of business;

(ii)            determining the terms of guest admittance, use of the Hotel for customary purposes, and charges for rooms and Hotel services, including food and beverage and use of recreational, entertainment, and other guest facilities (it being understood and agreed that Hyatt shall have the right, in its discretion, to grant discounted or complimentary rooms or Hotel services when it reasonably deems the same to be in the best business interests of the Hotel, consistent with Hyatt’s standard policies and procedures in effect from time to time);

(iii)          the planning, supervision, and implementation of (a) all aspects of the promotion, publicity, marketing, sales, and public relations activity of the Hotel and (b) all aspects of the booking and reservations process;

(iv)          implementing policies concerning the purchase of inventories, supplies, FF&E, Operating Equipment, utilities, equipment maintenance, communications services, security protection, and other goods and services necessary for the operation of the Hotel;

(v)            collection of Revenue and payment of Operating Expenses;

(vi)          implementing credit policies towards suppliers and customers of the Hotel, as well as negotiating commercial terms and conditions with credit institutions, including those that issue credit cards;

(vii)         implementing cash management policies, including with respect to receipt of payments, collection of income, and issuance of receipts for all services and any income from the operation of the Hotel;

(viii)        implementing a system of financial management, accounting, and bookkeeping;

(ix)          overseeing routine repair and maintenance programs and coordinating with Owner the implementation of Capital Budgets and other capital expenditures contemplated under the terms of this Agreement;

(x)            collection (to the extent reasonably collectible) and remittance of all applicable excise, sales and use taxes or similar governmental charges collected by the Hotel directly from patrons or guests such as gross receipts, admission, cabaret, use or occupancy taxes, or similar or equivalent taxes (except that portion thereof, if any, which is required to be collected, or whose collection has been assumed, by a third party electronic distribution intermediary such as, for example, Expedia.com);

(xi)           taking actions reasonably determined to be necessary in order to operate the Hotel consistent with Applicable Law (to the extent within Hyatt’s reasonable control to do so); and

(xii)          overseeing and implementing such other measures as necessary in order to facilitate the operation of the Hotel consistent with the provisions of this Agreement.

4.4.         Items Outside the Scope of Hotel Operations.

Hyatt shall not be authorized or responsible to engage in any of the following activities, all of which are within the sole discretion and responsibility of Owner:

(i)             the procurement and receipt of each and every license, permit, certificate and any other governmental approval required in connection with the design, development, construction and the initial operation of the Hotel, the Common Areas and Facilities, the Mondrian, the other Non-Hotel Components of the Complex, and the Systems and Equipment (including all applicable food and beverage licenses and police, fire and health department permits; occupancy permits; employee permits; or any other license, permit, certificate, or approval), subject to Hyatt’s obligations as provided in Section 21.2(a) below and with respect to the Hyatt Trademarks which are governed by the Trademarks License Agreement), and any costs, expenses or fees in connection with the foregoing (“License Costs”) shall be Owner’s Charges and not considered as Operating Expenses; provided, however, that after the Opening Date, with respect to the renewal of, or for any additional, licenses, permits or other governmental approvals that are necessary exclusively for the ongoing operation of the Hotel, and not related to the Common Areas and Facilities, the Mondrian, or any other Non-Hotel Component of the Complex (“Post-Opening Renewals”), Hyatt shall reasonably cooperate with Owner (and Owner shall reasonably cooperate with Hyatt) to obtain such Post-Opening Renewals, provided further that any License Costs associated with obtaining any such Post-Opening Renewals for the Hotel (including the Hyatt Operated Limited Shared Common Areas and Facilities shall be considered as Operating Expenses;

(ii)            the sale, transfer or other disposition of all or any portion of the Hotel (excepting dispositions of inventory and FF&E in the ordinary course of Hotel business);

(iii)           the financing or refinancing of the Hotel, including the granting of mortgages or other Liens over the Hotel (or portion thereof or interests therein) and the Operating Accounts and Replacement Fund (subject always to the provisions of Article XIII);

(iv)           discharging any obligation of Owner set forth in Section 11.2;

(v)            the accounting matters referred to in Section 6.3(b);

(vi)            settling (a) any property insurance claims that relate to any casualty or

(b)          any condemnation awards;

(i)             entering into any transaction with an Affiliate of Hyatt wherein any portion of the cost thereof will be paid or reimbursed by the Hotel, except as permitted under Sections 4.3, 4.4, 4.5, 4.7, 4.8, 4.9 or 4.10; provided, however, that Owner acknowledges that, (i) in light of the varied nature and scope of investments by or on behalf of the Pritzker Family, there may be situations where a company in which the Pritzker Family holds an interest does business, directly or indirectly, with Hyatt or the Hotel without the knowledge of such interest by Hyatt’s management, and (ii) any such transactions entered into in the ordinary course of business will not be deemed a violation of the provisions of this Section; and

(ii)            instituting, defending, conducting, and settling legal proceedings relating to the ownership, construction, and development of the Hotel, and/or the condition of the Hotel building (including, for example, environmental claims not arising from Hotel operations, Hotel building compliance with zoning and building codes, construction defects, and warranty claims).

4.5.         Limitation on Hyatt’s Duties.

(a)           In no event shall Hyatt be deemed in breach of this Agreement solely by reason of (i) the failure of the financial performance of the Hotel to meet Owner expectations or income projections or other results included in any Annual Plan, (ii) the institution of litigation or the entry of judgments against Owner or the Hotel with respect to the Hotel operations, or (iii) any other acts or omissions not otherwise constituting a breach of any express provision of this Agreement.

(b)           In each instance in this Agreement where Hyatt is required or entitled to review or approve plans, specifications, budgets, and/or financings, no such review or approval shall imply or be deemed to constitute an opinion by Hyatt on, nor impose upon Hyatt any responsibility for, the matter so approved; any such reviews and approvals by Hyatt are for the sole and exclusive purpose of assessing the impact of such matter on the operation of the Hotel as contemplated hereby (and may be waived by Hyatt if it so chooses).

(c)           Notwithstanding any contrary provision of this Agreement, Hyatt shall be excused from its obligations to operate the Hotel in conformity with the Hotel Standard and from its other obligations under this Agreement, to the extent and whenever Hyatt’s compliance with such obligations is prevented or restricted by (i) the occurrence of a Force Majeure event, (ii) an insufficiency of funds available in the Operating Accounts or Replacement Fund, or (iii) any breach by Owner of its obligations under this Agreement following receipt by Owner of written notice of such breach. Hyatt may suspend or curtail operation of the Hotel (and the same shall not constitute a Default) if Owner fails to fund Required Capital pursuant to Section 6.2 and such failure to fund prevents the operation of the Hotel (or the entirety of the Hotel) in accordance with this Agreement.

4.6.         Use of Hyatt Proprietary Materials.

In furtherance of the provisions of this Agreement, Hyatt shall use the Hyatt Proprietary Materials, to the extent reasonably applicable to the Hotel (as determined by Hyatt in its sole discretion). Owner acknowledges that the Hyatt Proprietary Materials include proprietary systems and databases of Guest Information and similar confidential data compiled at great effort and expense through Hyatt’s network of hotels and other commercial interests. Subject to Owner’s rights pursuant to Sections 17.1 and 17.2 below, Hyatt may use Guest Information for any purpose whether or not related to the Hotel, subject to Applicable Law and its own policies and procedures regarding the collection, storage, use, and processing of such data and Owner shall not take any actions that would inhibit such collection, storage, use, and processing. Owner does not have, and shall not claim, rights to use or maintain any such data, except as expressly provided for in this Agreement.

4.7.         Third-Party Litigation.

(a)           Hyatt shall have the authority to institute, conduct, defend, and settle, in the name and on behalf of Owner, legal proceedings arising from and relating to ordinary course Hotel operations, including (i) routine collection matters, (ii) evictions or removal of guests or other Persons occupying the Hotel, (iii) enforcement of any rights (including termination) under contracts entered into pursuant to this Agreement, (iv) personnel and employment matters, subject to Section 7.1(b) below, and (v) claims that are governed by insurance as provided in Article XIV; provided however, that Hyatt shall not settle any uninsured litigation where the amount in controversy exceeds US $200,000 (as adjusted by the Index Ratio), without Owner’s prior consent.

(b)           Notwithstanding any contrary provisions of this Agreement, Hyatt and its Affiliates shall have the right to defend themselves, in such manner as they determine in their discretion, in any legal proceeding (i) in which Hyatt and/or its Affiliates are either named defendants or likely to be named as defendants, (ii) that involves or is likely to include more than one hotel within the group of Hyatt- Affiliated Hotels, (iii) that relates to the policies, practices, and procedures of Hyatt and/or its Affiliates or (iv) relating to the Hyatt Trademarks and/or as otherwise provided for in the Trademark License Agreement.

4.8.         Use of Affiliates.

(a)           Hyatt may delegate certain of its obligations hereunder to its Affiliates and/or senior managerial employees at other Hyatt-Affiliated Hotels, provided that no such delegation shall relieve Hyatt of its obligations to Owner set forth in this Agreement.

(b)           Subject to the terms of Article 5, the Hotel will reimburse Hyatt, or its applicable Affiliate, or other Hyatt-Affiliated Hotels, as an Operating Expense, for (i) travel and other reasonable and documented out-of-pocket expenses of their Corporate Personnel in accordance with Hyatt’s then-current travel and lodging reimbursement policy, or their consultants and contractors, to the extent traveling for the benefit of the Hotel (or as may be fairly and reasonably allocated to the extent such persons are not traveling for the benefit of the Hotel) and (ii) the allocated portion of salary and benefits of their Corporate Personnel, or of fees payable to their consultants and contractors, when assigned to temporary full-time duty at the Hotel (for the period of such assignment), to the extent such costs are not duplicative of the same expenditures being charged pursuant to the Technical Services Agreement.

(c)           Certain employees of the Hotel may, from time to time, provide supervision, oversight, and assistance to other Hyatt-Affiliated Hotels. To the extent employees of the Hotel provide services to other Hyatt-Affiliated Hotels, the Hotel shall be reasonably compensated based upon expenses incurred and an appropriate allocation of salary and benefit expenses (as determined by Hyatt on a fair, consistent and non-discriminatory basis). In turn, qualified employees of other Hyatt-Affiliated Hotels, may, from time to time, provide supervision, oversight, and assistance to the Hotel. Owner agrees that reasonable compensation shall be paid by the Hotel to such applicable Hyatt-Affiliated Hotels, based upon expenses incurred and an appropriate allocation of salary and benefit expenses (as determined by Hyatt on a fair, consistent and non-discriminatory basis), and such compensation shall be deemed an Operating Expense, to the extent such costs are not duplicative of the same expenditures being charged pursuant to the Technical Services Agreement.

4.9.         Contracts and Purchasing.

(a)           During the Pre-Opening Period and the Operating Term, Hyatt shall arrange for the purchase of all Operating Equipment (provided that the initial Operating Equipment for the Hotel shall be procured by Owner as a project development expense, and not as a Pre-Opening Expense), consumables, inventories, services, insurance (but excluding all insurance that Owner is responsible for procuring under the provisions of this Agreement), employee benefits programs, and replacements of and additions to FF&E necessary for the operation of the Hotel. Hyatt may cause such items or services to be purchased by the Hotel from or through Chain Contracts, vendors, Hyatt, any of its Affiliates, or any Hyatt-Affiliated Hotel, provided that the prices and terms are competitive with the prices and terms applicable to suitable goods and services of equal quality available from reputable vendors or suppliers on an arm’s length basis (and, for purposes of such comparison, the goods and/or services being purchased may be grouped in reasonable categories, rather than being compared item by item).

(b)           Before entering into any lease, contract, or other arrangement (or series of related contracts or arrangements) where the annual payments by the Hotel under such contract value exceeds US $200,000 (subject to adjustment by the Index Ratio) in the aggregate, or where the non-cancelable term of such lease, contract or other arrangement is in excess of 1 year and such contract or other arrangement is not terminable at will (without penalty) on 90 days’ notice or less, Hyatt shall obtain Owner’s approval of the contract terms (but not the underlying expenditures provided the same have been previously approved in the current Annual Plan). Notwithstanding the foregoing, Owner’s approval shall not be required with respect to (i) individual employment or compensation arrangements; (ii) contracts that Hyatt and/or its Affiliates have designated as mandatory on a chain-wide, regional, or business-segment basis; (iii) contracts for the booking of rooms, food and beverage, sales and other ordinary course Revenue generating business; (iv) purchase orders for Operating Equipment or food and beverage inventory consistent with the current Annual Plan; and (v) contracts or expenditures reasonably required in order to protect life, health, safety, or property in cases of emergency or casualty.

4.10.       System Services and Technology.

(a)           System Services. Throughout the Operating Term, Hyatt shall make available to and for the benefit of the Hotel the full range of system services made generally available by Hyatt to other Brand Hotels from time to time (as such services are added, deleted or altered by Hyatt from time to time) (the “System Services”). The Hotel’s participation in all such System Services shall be mandatory except with respect to those System Services (if any) that Hyatt, from time to time at its election, designates as “non-mandatory.”

System Services may include, by way of example, (i) convention, business, and sales promotion services (including the maintenance and staffing of Hyatt’s and its Affiliates’ global sales offices and regional sales offices located in various parts of the United States and the world), (ii) chain-wide marketing, advertising, and public relations services, (iii) centralized reservations services, (iv) the frequent guest program of Hyatt and its Affiliates, (v) centralized hotel services for, among other functions, accounting, which may, from time to time, be provided from a shared services center, and (vi) technology services to develop and support technology systems deployed for the benefit or use of Brand Hotels. The scope of, and manner of providing, the System Services is subject to modification (including addition and deletion of services) from time to time during the Operating Term, provided that such modification shall be made for the overall benefit of the Brand Hotels, as determined in Hyatt’s reasonable discretion.

A current list of all System Services (including their designation as mandatory and non-mandatory) and of the applicable System Services Costs payable by the Hotel with respect to such System Services, shall be provided to Owner prior to each Fiscal Year as part of the Annual Plan for such Fiscal Year.

(b)           Technology Systems. Hyatt may, from time to time, require the installation of standard applications and technology for technology systems (“Technology Systems”) in Brand Hotels. Technology Systems may, from time to time, include property management, revenue management, point- of-sale, auxiliary PMS services, sales and marketing, event management services, telecommunications, local and wide area networks, electronic mail, central databases and reporting, reservations, group business services, transient business automation systems, budgeting and financial reporting systems, accounting systems, and human resources systems.

(c)           Allocation Methodology. Costs associated with the provision of System Services and Technology Systems (collectively “System Services Costs”) include all costs actually incurred or properly accrued by Hyatt or by any of its Affiliates including, from time to time, costs relating to the following: (i) maintaining and improving Hyatt-branded websites and reservations systems, (ii) planning, coordinating and conducting sales efforts, (iii) any costs or expenses payable to third-party vendors or employees of Hyatt or its Affiliates in connection with the rendition of such System Services, (iv) occupancy costs, (v) costs of equipment leases and capital improvements, (vi) the reasonable salaries, benefits, and expenses of personnel who manage, administer, and/or perform System Services, (vii) administrative costs, including any taxes on amounts paid, (viii) travel expenses of personnel in connection with the provision of System Services, (ix) meeting costs; rent, utilities, overhead costs, and other costs for equipment, supplies, and materials relating or allocable to the provision of System Services, and (x) other expenses that Hyatt incurs in activities reasonably related to administering or directing System Services, including conducting market research and other research and development activities, public relations, preparing advertising, promotion, and marketing materials, collecting and accounting for contributions, paying third-party providers for services relating to the reservations systems, and paying for technical and support functions. System Services Costs shall not include any amounts for Hyatt or its Affiliates’ overhead attributable to providing supervision over the management of the Hotel or over the management of any regional or shared services offices.

In any case in which employees of Hyatt or its Affiliate devote less than all of their time to the provision of the applicable System Services, employee costs shall be allocated in a reasonable manner determined in good faith by Hyatt to reflect the portion of time devoted by such employees to such System Services, provided that nothing in this Section 4.10(c) intends to create an employee relationship with Owner other than with respect to (and for the avoidance of doubt) the Hotel employees, which are employed by Owner. Other shared costs such as occupancy costs, utilities, and the like relating only partially to System Services shall likewise be allocated by Hyatt to System Services Costs on a fair and reasonable basis as determined in good faith by Hyatt so as to reflect, as nearly as reasonably possible, the portion of such costs fairly and reasonably attributable to the provision of System Services. Any such allocation of shared personnel or other costs made by Hyatt in good faith and with the intention of fairly allocating such costs shall be binding on the Parties. Neither Hyatt nor any of its Affiliates shall receive any profit for providing the mandatory System Services and mandatory Technology Systems under this Agreement (but with allowance for carryover of deficits or surpluses to later years).

(d)           Reimbursement. The Hotel shall be charged for its allocable share of System Services Costs attributable to the System Services in which the Hotel participates (or is obligated to participate) and the Technology Systems it utilizes, as applicable. The amounts so charged shall be determined on the same basis as such amounts are determined for substantially all other Brand Hotels that participate (or is obligated to participate) in such System Services or Technology Systems without mark-up, except for non-mandatory System Services or non-mandatory Technology Systems and as may be required by law. The method of allocation of the System Services Costs among participating Brand Hotels may change from time to time at the reasonable discretion of Hyatt, provided that such method of allocation shall at all times be determined on a reasonable, equitable, and non-discriminatory basis.

Article V
ANNUAL PLAN

5.1.          Annual Plan.

(a)           Preparation and Submission. No later than the 1st day of November of each Fiscal Year of the Operating Term, Hyatt shall submit to Owner for the following Fiscal Year (i) a forecasted budget of the Hotel’s operations, including forecasts of Revenue and Operating Expenses and the assumptions underlying the same (and Hyatt will seek to include estimates of out of pocket expenses referenced in Section 4.8(b) above); (ii) a proposed marketing plan; and (iii) a proposed budget for replacements of and additions to FF&E and all other alterations, additions, replacements or improvements of a capital nature. The materials described in clauses (i) and (ii) above are collectively referred to as the “Operating Budget”; the budget referred to in clause (iii) above is referred to as the “Capital Budget”, and the Operating Budget and Capital Budget are collectively referred to as the “Annual Plan.” The Annual Plan shall be prepared in accordance with Hyatt’s standard internal planning and budgeting procedures using Hyatt’s standard formats applicable to Brand Hotels (as well as the Uniform System). The Annual Plan for the 1st Fiscal Year of the Operating Term shall be delivered to Owner at least 60 days’ prior to the projected Opening Date.

(b)           Operating Budget. The Operating Budget shall be subject to the reasonable approval of Owner, with the exception of the following: (A) costs associated with contracts, arrangements, programs, and initiatives that Hyatt and/or its Affiliates have designated as mandatory on a chain-wide, regional, or business-segment basis, including System Services, Technology Systems, and System Services Costs; (B) commercially reasonable staffing levels (so long as consistent with other similarly situated hotels); (C) compensation levels and benefit programs for Hotel employees, including expenses for chain-wide or regional fringe benefit programs (all of which shall be generally consistent with applicable market standards for a luxury segment, full service hotel or as required under an applicable collective bargaining agreement approved by Owner if required pursuant to Section 7.1(b)); (D) revenue items such as room rate, menu and banqueting pricing, projected occupancy, and restaurant covers; and (E) expenditures required (i) to minimize risks of personal injury or property damage, (ii) to comply with Applicable Law, or (iii) to provide for the safety and security of the Hotel’s guests and employees. Owner shall not withhold its approval in respect of any line item set forth in the Operating Budget, which, in nature or amount, is reasonably required for the Hotel to operate in accordance with the Hotel Standard and/or Applicable Law. For the avoidance of doubt, Owner shall have approval over salaries, wages and benefits of Hotel employees subject to a collective bargaining agreement pursuant to and in accordance with Section 7.1(b).

With respect to those matters in the Operating Budget over which Owner has approval rights, Owner and Hyatt shall endeavor, in good faith, to reach mutual agreement on the Operating Budget prior to commencement of the applicable Fiscal Year, taking into consideration relevant market data, economic forecasts, anticipated demand and supply, historical performance of the Hotel and other hotels in the applicable market, and other industry-standard revenue management metrics. If the Parties cannot agree on any portion of the Operating Budget that is subject to Owner approval within 30 days after the commencement of the applicable Fiscal Year, each Party shall thereafter have the right to submit the issue(s) in dispute to Expert determination pursuant to Section 19.2. Until such time as the Parties have agreed on, or the Expert has resolved, all line items of the proposed Operating Budget for which Owner has approval rights, the Hotel shall be operated in accordance with an Operating Budget comprised of those line items that are not subject to Owner approval hereunder, those line items that have been agreed upon by Owner and Hyatt and, only with respect to those line items not yet approved by Owner (and for which Owner has approval rights), the standards of operation and operating policies in effect during the preceding Fiscal Year, subject to the Index Ratio.

(c)           Capital Budget. All items of expenditure contained in the Capital Budget shall be subject to Owner’s reasonable approval. Notwithstanding the foregoing, Owner shall not withhold approvals for any expenditures that are (A) reasonably necessary, in nature or amount, to cause the Hotel and its operations to comply with the Hotel Standard or (B) required (i) to minimize risks of personal injury or property damage, (ii) to comply with Applicable Law, or (iii) to provide for the safety and security of the Hotel’s guests and employees (the foregoing, collectively, “Required Capital Items”). In designating any proposed expenditure as a “Required Capital Item” on the basis of clause (A) of the preceding sentence, Hyatt shall act in a commercially reasonable manner, taking into account the following factors: (i) the requirements applicable to other similarly situated Brand Hotels; (ii) industry standards for a luxury segment, full service hotel in the geographic market in which the Hotel is located; (iii) the time that has elapsed since the subject items were last replaced, refurbished, or otherwise upgraded and (iv) the actual physical condition of the items to be replaced, refurbished, or otherwise upgraded. If the Parties cannot agree in accordance with this Section 5.1(c) within 30 days after the commencement of the applicable Fiscal Year on any portion of the Capital Budget, each Party shall thereafter have the right to submit the issue(s) in dispute to Expert determination pursuant to Section 19.2. Until such time as the Parties have agreed on, or the Expert has resolved, each line item in the Capital Budget, Hyatt may not incur Capital Expenditures that have not been approved for such Fiscal Year except for (i) Capital Expenditures that constitute Essential Capital Expenses (as defined below) and (ii) in addition to Essential Capital Expenses, expenditures for the replacement of or additions to FF&E from funds then on deposit or to be deposited in the Replacement Fund for any calendar year which do not exceed Three Hundred Thousand Dollars ($300,000) in a calendar year (in the aggregate).

5.2.          Compliance with Annual Plan.

(a)           Operating Budget. Subject to the further provisions of this Section 5.2 and the other terms of this Agreement, Hyatt shall use Reasonable Efforts to operate the Hotel in a manner that is consistent with the Operating Budget.

(b)          Capital Budget. Hyatt shall only have authority to make capital expenditures that are consistent with the applicable Capital Budget, provided that Hyatt shall have the authority to re-allocate costs amongst various line items within the Capital Budget, so long as the aggregate amount of the Capital Budget is not increased. Notwithstanding the foregoing, Hyatt shall have the authority to incur Essential Capital Expenses that are not set forth in an applicable Capital Budget, provided that Hyatt shall, whenever practicable, inform Owner reasonably in advance of incurring expenses for Essential Capital Expenses, shall explain the nature of the expense and the reasoning therefor, and afford Owner the opportunity to provide commentary. “Essential Capital Expenses” shall include expenditures of a capital nature that were not reasonably foreseeable at the time when the applicable Capital Budget was approved but that Hyatt reasonably deems essential, on an imminent basis (A) to minimize risk of personal injury or property damage, (B) to comply with Applicable Law, (C) to provide for the safety and security of the Hotel’s guests and employees, or (D) to maintain the proper functionality of key building systems necessary for the operation of the Hotel on a competitive and/or efficient basis.

(c)          Forecasts/Estimates. Owner acknowledges that (1) the forecasts of Revenue and expenses contained in any Annual Plan reflect good faith estimates and are likely to vary for reasons beyond the control of Hyatt and (2) Hyatt shall not have any liability to Owner, or be deemed to be in breach of this Agreement, solely on the basis of variations between the Annual Plan and actual results, provided that the foregoing shall not limit Owner’s rights pursuant to Section 2.3 above. Actual revenues and expenses can vary from forecasts and estimates for reasons beyond the reasonable control of Hyatt, including the following: (i) the volume of business and the levels of hotel occupancy; (ii) the mix of business (that is, the relationship of food and beverage revenues to other hotel related revenues and the relationship of group business to individual travel business); (iii) prevailing wage rates and the effects of collective bargaining agreements; (iv) inflation; (v) utility rates, insurance premiums, and tax increases; (vi) unanticipated and extraordinary repair and maintenance expenses; (vii) the need to meet competitive market conditions; (viii) major market downturns; and (ix) other similar causes. For the avoidance of doubt, Owner’s approval of, or lack of objection to, the Annual Plan (to the extent provided hereinabove) shall not be an assurance or guaranty to Hyatt of the amount of Revenues or Operating Expenses in any Fiscal Year, and Hotel Services Fees due to, or to be earned, by Hyatt hereunder, subject in all cases to Owner’s obligations to provide working capital and to pay Hotel Services Fees that are due and payable hereunder.

Article VI
OPERATING ACCOUNT; REQUIRED CAPITAL;
BOOKS AND RECORDS; INSPECTION AND REVIEW

6.1.         Operating Account; Authorized Signatories.

(a)           Operating Account. Hyatt shall establish one or more bank accounts as Operating Accounts for the Hotel. All Operating Accounts shall be maintained in the name of Owner or the Hotel, in a Mexican bank or banks designated by Hyatt, and all funds deposited therein shall be the sole property of Owner but shall be under the control of Hyatt, as Owner’s agent, subject to the provisions of this Agreement, with only Authorized Signatories on the account. Checks and other documents of withdrawal drawn upon the Operating Accounts shall be signed exclusively by representatives of Hyatt or Hotel employees designated by Hyatt, as agent of Owner. Unless due to Hyatt’s Grossly Negligent Acts or Willful Misconduct, any loss suffered in an Operating Account, or in any investment of funds into any such account, shall be borne by Owner and Hyatt shall have no liability or responsibility therefor.

(b)          All funds received from the operations of the Hotel, as well as all Required Capital tendered by Owner, shall be deposited into the Operating Account, from which Hyatt shall disburse (i) Operating Expenses, and (ii) any other expenditures to be made by Hyatt in accordance with the terms of this Agreement.

(c)           Subject to the terms of this Agreement, the Authorized Signatories shall have continual and unencumbered access to the Operating Account for the purposes set forth in this Agreement.

6.2.         Owner’s Funding Requirements.

Owner shall, at all times during the Pre-Opening Period and the Operating Term, maintain sufficient funds (“Required Capital”) in the Operating Account to satisfy the working capital needs of the Hotel, including the timely payment of all current liabilities (including payments due to Hyatt and its Affiliates pursuant to the Hyatt Agreements), required deposits to the Replacement Fund, the implementation of the applicable Capital Budget, and any other expenditures to be made from the Operating Account under the terms of this Agreement. If at any time Hyatt reasonably projects that there will not be sufficient funds available in the Operating Account to satisfy the requirements enumerated above, Hyatt shall notify Owner of the existence and amount of the projected shortfall, and within 5 days following the delivery of such notice, Owner shall deposit into the Operating Account the funds requested by Hyatt in such notice. If Owner fails to do so, Hyatt shall have the right (but not the obligation) to advance such funds on behalf of Owner, which advances shall bear interest from the date of advance in accordance with the provisions of Section 16.3(b), and shall be repayable to Hyatt (together with all accrued interest), on demand.

6.3.         Hotel Accounting Books.

(a)          Hyatt shall prepare books of account and other records reflecting the results of the operations of the Hotel (the “Hotel Accounting Books”) in accordance with the processes and procedures generally applicable to other Brand Hotels operated by Hyatt. The Hotel Accounting Books shall be kept, on an accrual basis, and in all material respects in accordance with the Uniform System. Notwithstanding the foregoing, in the event of any inconsistencies between the provisions of the Uniform System and the terms of this Agreement (for example, in the determination of “Revenue”, “Gross Operating Profit”, “Adjusted Profit”, and other financial terms), the terms of this Agreement shall prevail, including for purposes of calculating payments due under the Hyatt Agreements, including and with respect to the application of Section 2.3. Since certain laws of the Country relating to tax and financial accounting may be inconsistent with the Uniform System, those laws shall apply with respect to the maintenance of an additional set of accounting books and records with respect to operations of the Hotel (the “Country Accounting Books”). At Owner’s discretion, such Country Accounting Books will be prepared by Owner and shall be used by the Owner for tax and other local filings, if necessary and as required, but shall not be used in calculating any payments due by or to the Owner or by or to Hyatt and its Affiliates under the Hyatt Agreements.

(b)          The Hotel Accounting Books shall relate only to Hotel operations and shall not include non-operational matters, such as, without limitation: (i) records of ownership expenses (for example, Debt Service and costs of preparation of Owner tax returns); (ii) fixed asset accounting; and (iii) other records pertaining solely to Owner, the ownership of the Hotel (as opposed to operations of the Hotel), and Owner’s operations separate from Hotel operations.

(c)           The Hotel Accounting Books shall be maintained at the Hotel and made available to Owner for inspection, subject to the provisions of Section 6.5. The Hotel Accounting Books shall be deemed Confidential Information, provided that each Party shall have the right to use data contained in, or A derived from, the Hotel Accounting Books in connection with aggregated reporting and operational review processes. Hyatt shall have the right to retain copies of the Hotel Accounting Books or extracts thereof or reports derived therefrom in furtherance of the performance of its obligations under this Agreement.

6.4.         Reporting Provisions.

(a)           Financial Reports. On or prior to the 15th day of each month, Hyatt shall deliver to Owner a statement showing the results of the operations of the Hotel for the preceding month and the Fiscal Year-to-date and containing computations of the Gross Operating Profit, Adjusted Profit, Hyatt’s fees, other payments due to Hyatt and its Affiliates under the Hyatt Agreements, the amount transferred to the Replacement Fund, amounts paid for the replacements of, and additions to, FF&E, the Owner’s Profit Distribution, cash flow projections for the next 3 months, and such other information as may be reasonably requested by Owner from time to time (a “Financial Statement”). Annually, within ninety (90) days following the end of the Fiscal Year, Hyatt or its designee at the Hotel shall prepare and deliver to Owner an annual Financial Statement for the relevant Fiscal Year, consistent with the provisions of this Section 6.4(a) (an “Annual Financial Statement”).

(b)          Quarterly Meetings. Within 30 days after receipt by Owner of the Financial Statements for the periods ending on March 31, June 30 and December 31 of each Fiscal Year, Hyatt shall, upon request, make available at a mutually agreed location the General Manager or other appropriate managerial representative, at no cost to Owner (other than reimbursement for reasonable travel expenses), to review the operating results for such periods and to discuss the opinions and recommendations of Owner. The review, explanation, and discussion of the operating results for the period ending September 30 shall take place simultaneously with the explanation and discussion of the Annual Plan for the succeeding year.

(c)           Audits, (i) Owner may cause an audit of the Hotel Accounting Books of the Hotel to be performed by a firm of independent certified public accountants of recognized international standing in the hotel industry (“Accountants”) selected by Owner; provided, however, that Owner shall notify Hyatt of its intent to require such an audit for the subject Fiscal Year and the identity of the Accountants to be retained no later than 45 days following receipt of the Annual Financial Statements. The auditor so selected shall conduct the audit, prepare the audited Annual Financial Statements for preceding Fiscal Year, and issue the report thereon no later than May 31 of each Fiscal Year. The cost of the audit shall be an Operating Expense for the current Fiscal Year. In connection with such audit, Hyatt shall make available to the Accountants all financial books and records of the Hotel that may be requested by the Accountants and shall otherwise cooperate in all reasonable respects in connection with the performance of the audit. The audit shall be conducted in accordance with generally accepted auditing standards. Any information regarding management of the Hotel obtained by Owner as a result of the audit shall be maintained as Confidential Information.

(ii)            In the event that Owner elects to have an audit performed in accordance with (i) above, any and all audit adjustments affecting the calculation of the Hotel Services Fees, or any amounts related to the Replacement Fund must be approved by Hyatt prior to the issuance of the audit report by the Accountants. Such audit issued in accordance herewith and all information contained therein, shall be binding and conclusive on the Parties, without further right to review, protest, object or appeal, unless within 60 days following the delivery of such audited Annual Financial Statements, either Party shall deliver to the other Party notice of its objection thereto setting forth in reasonable detail the nature of such objection (“Objection Notice”).

(iii)           In the event Owner does not elect to have an audit performed in accordance with (i) above or audited Annual Financial Statements are not issued by May 31, the Annual Financial Statements delivered pursuant to Section 6.4(a) and all information contained therein, shall be binding and conclusive on the Parties, without further right to review, protest, object or appeal, unless within 60 days following the delivery of such Annual Financial Statements, or within 60 days of May 31 (in the event that Owner has elected to have an audit done pursuant to subparagraph (i) above and the audited Annual Financial Statements have not been delivered by May 31), either Party shall deliver to the other Party an Objection Notice with respect to the Annual Financial Statements.

(iv)          If the Parties are unable thereafter to resolve any such timely noticed objections (pursuant to either (ii) or (iii) above) within 30 days of receipt by either Party of the Objection Notice, either Party shall have the right to cause such objection to be resolved by dispute resolution, conducted in accordance with the provisions of Article XIX. In the event that neither Party submits such objection to dispute resolution as provided herein within 60 days of the Objection Notice, then the Annual Financial Statements or the audited Annual Financial Statements, as the case may be, and all information contained therein, shall be binding and conclusive on the Parties, without further right to review, protest, object, or appeal.

(v)            In the event that Owner has any other audit of the Hotel in connection with an audit of Owner’s accounts performed, any and all audit adjustments affecting the calculation of the Hotel Services Fees, or any amounts related to the Replacement Fund must be approved by Hyatt prior to the issuance of the audit report by the Accountants.

(vi)           In the event that Owner elects to have an audit performed in accordance with this Section 6.4(c), within 90 days following the issuance of a final audit approved by Parties, with all Objection Notices resolved in accordance with this Section 6.4(c), Hyatt or its designee at the Hotel shall prepare and deliver to Owner an updated Annual Financial Statement which shall incorporate and reflect the contents of such final audit, and all information contained therein shall be binding and conclusive upon the Parties, without further right to review, protest, object, or appeal.

6.5.         Access, Inspection and Review.

Owner’s designated representatives shall have the right, upon reasonable advance notice to the General Manager, to enter upon any portion of the Hotel provided that it is done without disturbance to Hotel operations. All advance notices of inspection, and any communications forming part of or relating to an inspection, and requests arising out of such inspection or otherwise relating to the Hotel, shall be addressed only to Hyatt or the General Manager (or such other members of the Management Personnel as the General Manager may expressly designate).

Article VII
HOTEL EMPLOYEES

7.1.         Hotel Employees.

(a)           Employees of Owner. Hyatt shall have the sole and exclusive right and authority to direct Hotel employees, and to select, hire, supervise, promote, demote, transfer in or transfer out, discipline, suspend or terminate Hotel employees. Each employee of the Hotel (including, without limitation, the Management Personnel) shall be an employee of and employed by Owner or its Affiliate. Notwithstanding the foregoing or anything in this Agreement to the contrary, at Hyatt’s option, one or more members of the Management Personnel may be employed directly by Hyatt or one of its Affiliates (subject to Applicable Law), in which case Owner shall reimburse Hyatt monthly for the total aggregate compensation, including social benefits paid or payable to or with respect to such employees (and such expenses or reimbursements, at Hyatt’s option, may be paid from the Operating Accounts). Where applicable, Owner shall reasonably cooperate with Hyatt in effecting any such transfers of employment. The Management Personnel shall be authorized on behalf of Owner to remove or cause the removal of Hotel employees. All Employee Costs shall be the sole responsibility of Owner and may be paid by Hyatt from the Operating Accounts. If the Operating Accounts are insufficient to pay any Employee Costs as and when they are payable, Owner shall be obligated to fund such deficiency in accordance with the procedures set forth in Section 6.2. To the extent not otherwise prohibited by Applicable Law, upon request of Owner from time to time, Hyatt shall make available, for inspection by Owner, copies of all employee policies and procedures, including copies of employee manuals and handbooks in effect at the Hotel. Hyatt and its Affiliates shall not be liable to Hotel employees for their wages or compensation, and every person performing services in connection with this Agreement, including any agent or employee of Hyatt or any of its Affiliates or any agent or employee of Owner (whether or not hired by Hyatt on behalf of Owner), shall be acting as the agent of Owner.

(b)          Collective Bargaining. All trade union or similar collective bargaining agreements shall be negotiated by Hyatt. Owner shall be kept fully informed, and afforded rights of consultation, as to the progress of any negotiations. Owner shall have approval rights over any such agreements, but only with respect to terms that are specific to the Hotel; provided, however, that such approval shall not be unreasonably withheld, conditioned or delayed. In the event that Owner shall not have provided any such approvals and Hyatt determines, acting reasonably and in good faith, that an exigency exists to enter into the operative agreement in order to avoid (i) a violation of Applicable Law or (ii) a material adverse impact on the operation of the Hotel, then Hyatt shall be permitted to enter into any such agreement or agreements, on behalf of Owner, to the extent reasonably necessary to avoid any such material adverse impact or violation of Applicable Law.

(c)           Owner Approval of Key Positions. Owner shall have the right to approve the appointment of the General Manager, the Director of Sales and the Director of Finance (each a “Key Position”). Owner’s approval of such appointment shall not be unreasonably delayed or withheld. Prior to such appointment, Hyatt shall provide Owner with a written summary of each proposed candidate’s professional experience, qualifications and shall advise Owner whether the proposed economic compensation (including any existing or future severance obligations) of such candidate is less than, exceeds or is substantially similar to the economic compensation of the person being replaced, and offer Owner the opportunity to interview each of the candidates, following which Hyatt may request Owner’s approval of the respective candidate. Owner’s approval shall be deemed to have been given if Owner fails to respond in writing within 10 calendar days after receipt of Hyatt’s request for approval. In the event of Owner’s disapproval of a candidate, Hyatt shall propose a replacement candidate; provided, that Owner shall only have the right to disapprove Hyatt’s proposed candidate 3 consecutive times, after which Hyatt shall be entitled to designate any qualified candidate.

Hyatt shall not (i) initiate the transfer of any Key Position (as opposed to any bona fide, independent and unsolicited transfer that is initiated or requested by Owner or such Key Position) within 2 years following the hiring of such person; or (ii) initiate the termination of any Key Position (as opposed to a termination requested by Owner) within 2 years following the hiring of such person, with the intention at the time of such termination of circumventing subclause (i) immediately preceding, without the prior written approval of Owner (which approval will not be unreasonably withheld, conditioned or delayed).

7.2.          Staffing Facilities.

During the Pre-Opening Period and throughout the Operating Term, Owner shall provide the General Manager and, upon Owner’s approval, expatriate personnel of the Hotel as designated by Hyatt with fully furnished accommodations with the necessary related facilities, furnished in accordance with the standards and specifications of Hyatt, or housing subsidies. In respect of the General Manager, the accommodations shall be located within the Hotel. The third party costs and expenses of providing, maintaining and operating such accommodation, as well as the costs of any housing subsidies, shall be provided for in the Pre-Opening Budget and the Annual Plan, as applicable.

Article VIII
MAINTENANCE, REPAIRS, ADDITIONS & IMPROVEMENTS

8.1.          Maintenance and Repair.

Subject to the provisions of this Agreement, including those relating to the Annual Plan, Hyatt shall implement such ordinary course repair and maintenance work and replacement of FF&E as may be required to maintain and operate the Hotel in accordance with the Hotel Standard (the “Repairs and Replacements”). The cost of Repairs and Replacements shall be paid from the Operating Account or, to the extent permitted hereunder, from the Replacement Fund.

8.2.          Replacement Fund.

The replacement fund (the “Replacement Fund”) shall be established in accordance with Section 6.1 to be used solely for the costs of (i) additions to and replacements of FF&E; (ii) payments under Capital Leases for FF&E replacements or additions after the Opening Date; (iii) routine maintenance, routine repairs, and minor alterations that are reasonably necessary in Hyatt’s opinion and are normally classified as “capital expenditures” under the Uniform System or generally accepted accounting principles; and (iv) other Capital Expenditures approved by Hyatt and Owner to be covered by the Replacement Fund, either pursuant to a Capital Budget or otherwise, and for no other purpose. The Replacement Fund shall have the same Authorized Signatories as the Operating Account. All funds on deposit in the Replacement Fund shall be the property of Owner and shall be returned to the full control of Owner upon the expiration or earlier termination of this Agreement, but shall remain at the exclusive disposal of Hyatt throughout the Operating Term to be used consistent with the provisions of this Agreement.

During the Operating Term, Hyatt shall transfer into the Replacement Fund from the Operating Account, on a monthly basis, an amount equal to: (i) 2% of the Revenue of the Hotel, from the Opening Date until the end of the 2nd Fiscal Year of the Operating Term, (ii) 3% of the Revenue of the Hotel, from the beginning of the 3rd Fiscal Year until the end of the 6th Fiscal Year of the Operating Term, and (iii) 4% of the Revenue of the Hotel each Fiscal Year thereafter, together with all proceeds from the sale of the FF&E, unless otherwise mutually agreed by the Parties. The amounts in the Replacement Fund shall bear interest, which, less any tax assessed on it, shall be credited and accumulated in the Replacement Fund. The Parties acknowledge that, from time to time, requirements of the Hotel will likely exceed the balance available in the Replacement Fund. Notwithstanding the foregoing, the Owner’s obligation to ensure the Hotel is maintained to a standard which is generally consistent with the Hotel Standard shall not be limited by the funds available in the Replacement Fund.

8.3.          Capital Projects.

Except for Repairs and Replacements contemplated by Section 8.1 and capital expenditures that constitute Essential Capital Expenses, or as otherwise may be agreed by Hyatt, Owner shall perform all capital projects at the Hotel (including Required Capital Items) (“Capital Projects”) that are set forth in the Capital Budget or otherwise agreed by Owner or Hyatt. All Capital Projects shall be undertaken and completed in accordance with the Hotel Standard and shall be subject to Hyatt’s approval. Hyatt shall have the right to condition its approval of any Capital Project on its review and approval of plans and specifications and project schedules for the foregoing. Once any Capital Project is approved, Owner shall be responsible for arranging for the performance of such Capital Project, in conformity with the approved plans and specifications and in accordance with a schedule and in a manner approved by Hyatt, so as to minimize, to the extent feasible, the interference of such work with the operation of the Hotel. All costs of Capital Projects shall be paid by Owner or, to the extent permitted hereunder, from the Replacement Fund, and not from funds in the Operating Account.

Article IX
HOTEL SERVICES FEES

9.1.         Hotel Services Fees.

(a)           Base Fee. During the Operating Term (and during any period of partial operations prior to commencement of the Operating Term, if applicable), Owner shall pay Hyatt a fee (the “Base Fee”), on a monthly basis in the manner provided in Section 9.1(c), equal to 1.6% of the cumulative Revenue of the Hotel, for each month of the Operating Term from the Opening Date until the end of the 1st Fiscal Year of the Operating Term; (ii) 2.1% of the cumulative Revenue of the Hotel, from the start of the 2nd Fiscal Year of the Operating Term until the end of the 2nd Fiscal Year of the Operating Term; and (iii) thereafter, 2.6% of the cumulative Revenue of the Hotel, for each month during the Operating Term thereafter.

(b)           Incentive Fee. During the Operating Term (and during any period of partial operations prior to commencement of the Operating Term, if applicable), Owner shall pay Hyatt an incentive fee (the “Incentive Fee”) on a monthly basis in the manner provided for in Section 9.1(c), determined on an accrual basis from the beginning of the applicable Fiscal Year, equal to a percentage of Adjusted Profit of the Hotel, subject to the Hotel achieving the relevant Adjusted Profit Margin as follows:

Tier	Adjusted Profit Margin1	Incentive Fee earned (monthly, as preliminary installments of the Incentive Fee)[2]
1	Between 0 and up to and including 20%	No Incentive Fee
2	Greater than 20.01% and up to including 25%	6% of the Adjusted Profit
3	Greater than 25.01% and up to and including 30%	7% of the Adjusted Profit
4	Greater than 30.01% and up to and including 35%	8% of the Adjusted Profit
5	Greater than 35.01% and up to and including 40%	9% of the Adjusted Profit
6	Greater than 40%	10% of the Adjusted Profit

For purposes of determining the Incentive Fee, “Adjusted Profit Margin” for any Fiscal Year shall mean the percentage calculated by dividing (x) Adjusted Profit for such Fiscal Year by (y) Revenue of the Hotel for such Fiscal Year.

(c)           Monthly Installments. With respect to each Fiscal Year (and as applicable any period of partial operations) and each calendar month included therein, the Base Fee and the Incentive Fee shall be payable in monthly installments calculated for the Cumulative Period in respect of the applicable calendar month, less the aggregate amount of the monthly installments having theretofore been paid for the relevant Fiscal Year (or, where applicable, period of partial operations). Hyatt may pay each such monthly installment to itself by withdrawing the same from the Operating Accounts at any time after Hyatt shall furnish to Owner the unaudited financial statement for such calendar month pursuant to Section 6.4(a).

1 Tiers and Incentive Fees shall be determined on the basis of aggregate annual Adjusted Profit Margin and Adjusted Profit for each Fiscal Year, such that one and only one tier, and one and only one Incentive Fee percentage, shall apply to each Fiscal Year, taken as whole, for purposes of the year-end adjustment (“Year-End Adjustment”) set forth in this Article IX of this Agreement. For example, and for illustrative purposes only: if the annual Adjusted Profit Margin achieved for a given Fiscal Year is 42%, then Tier 6 shall be applied to such Fiscal Year, taken as a whole, and the Incentive Fee for the entirety of such Fiscal Year shall be 10°/o of the aggregate annual Adjusted Profit for such Fiscal Year. For the avoidance of doubt, the Incentive Fee shall be (i) paid to Hyatt monthly pursuant to this Agreement and (ii) subject to the Year-End Adjustment.

2 Determined on an accrual basis of accounting from the beginning of the applicable Fiscal Year.

(d)           Year-End Reconciliation. If for any Fiscal Year, the aggregate amount of the monthly installments paid to Hyatt on account of the Base Fee and/or Incentive Fee shall be more or less than the Base Fee and/or Incentive Fee, as applicable, payable for such Fiscal Year based upon the final determination of Revenue and Adjusted Profit reflected in the Annual Financial Statement for such Fiscal Year then, by way of year end adjustment, within fifteen (15) days after the delivery of such Annual Financial Statement to Owner, Hyatt shall pay in to the Operating Accounts the amount of such overpayment, or alternatively, the Management Personnel shall pay to Hyatt, from the Operating Account, the amount of any such underpayment.

9.2.         Payments; Taxes; Currency Controls.

(a)           Fee Payments. The Hotel Services Fees shall be payable in US Dollars, at the Bloomberg rate of exchange in effect on the last day of the applicable calendar month for which the Hotel Services Fees were earned, to the principal office of Hyatt, or such place as Hyatt may, from time to time, designate. Any bank commissions related to such payments shall be an Operating Expense.

(b)          Consents and Authorizations; Invoices. Owner shall be responsible, with the Management Personnel’s reasonable assistance, as and when requested, as an Operating Expense, for obtaining all necessary approvals, consents, licenses and authorizations as may be required by Applicable Law or otherwise, to make payments due, in such currencies and to such locations, as provided for in this Agreement and the other Hyatt Agreements. Hyatt shall be responsible to provide invoices to Owner for the amounts due to Hyatt and its Affiliates under this Agreement in accordance with Applicable Laws.

(c)           Income and Non-Resident Withholding Taxes — Hotel Services Fees. Hyatt shall be responsible for any income and non-resident withholding taxes imposed under Applicable Law (or any equivalent provision under applicable local law) upon the Hotel Services Fees under Section 9.1 of this Agreement payable to Hyatt. Accordingly, in respect of such taxes, if such Applicable Laws (or any equivalent provision under applicable local law) require Owner to withhold or make a deduction from the Hotel Services Fees to be paid or credited by Owner under this Agreement: (A) Owner shall make such withholding or deduction as described below; (B) Hyatt shall accept payment from Owner net of such withholding or deduction; (C) Owner will timely file and remit such withheld amount to the proper tax authority under Applicable Law (or any equivalent provision under applicable local law) and provide Hyatt an original receipt (or certified copy), or such other documentation reasonably acceptable to Hyatt, evidencing the filing and payment of such income and non-resident withholding tax; (D) Hyatt shall provide any relevant exemption certificates or other documentation which allow Owner to reduce the required withholding or deduction, unless Hyatt is not legally able to do so; and (E) Hyatt shall be responsible to the relevant authority for the difference between amounts so withheld by Owner for income and non-resident withholding tax and the amounts required to be paid as set forth in a subsequent audit (together with any interest and penalties due, other than interest and penalties imposed as a result of Owner’s Grossly Negligent Acts or Willful Misconduct). If Hyatt is entitled to a refund of income and non-resident withholding tax on Hotel Services Fees withheld by Owner under Applicable Law (or any equivalent provision under applicable local law), Owner will cooperate with Hyatt to obtain a refund of such tax to Hyatt.

(d)          Income and Non-Resident Withholding Taxes — Reimbursements, System Services Costs, and Other Payments. Owner shall be responsible for any income and non-resident withholding taxes imposed under Applicable Law (or any equivalent provision under applicable local law) upon any reimbursements, Key Money, System Services Costs, and any other payments, credits, cash flows, or other transfers (other than the Hotel Services Fees) (collectively, the “Reimbursements”) payable to Hyatt or any Hyatt Affiliate or payable from Hyatt or any Hyatt Affiliate pursuant to this Agreement. Accordingly, in respect of such taxes: (A) Owner will timely file and remit such income and non-resident withholding taxes to the proper tax authority under Applicable Law (or any equivalent provision under applicable local law); and (B) where the income and non-resident withholding tax is applicable to Reimbursements due or payable by Owner to Hyatt or any applicable Hyatt Affiliate, then Owner shall pay to Hyatt or any Hyatt Affiliate the full amount of the Reimbursements without reduction for any income and non-resident withholding tax. Hyatt or any applicable Hyatt Affiliate will apply for and/or provide any relevant exemption certificate, waivers, or other documentation that will reduce or eliminate any applicable income and non-resident withholding taxes, unless Hyatt or any applicable Hyatt Affiliate is not legally able to do so. If Hyatt or any applicable Hyatt Affiliate is entitled to a refund of income and non-resident withholding tax that was paid by Owner pursuant to Section 9.2(d), then Hyatt or any applicable Hyatt Affiliate will reasonably cooperate with Owner to obtain a refund of such tax and will pay the refunded amount to Owner less any expenses or costs incurred to secure such refund.

(e)           Sales Taxes. Owner shall be responsible for any Sales Taxes imposed upon the Hotel Service Fees, Reimbursements, or any other payments, credits, cash flows, or other transfers payable by Owner to Hyatt or a Hyatt Affiliate or payable by Hyatt or a Hyatt Affiliate to Owner pursuant to the Hyatt Agreements. Accordingly, in respect of such taxes: (A) Owner will timely file and remit such Sales Taxes directly to the proper tax authority under Applicable Law (or any equivalent provision under applicable local law); and (B) where such Sales Taxes is applicable to a payment, credit, or flow due from Owner to Hyatt or any applicable Hyatt Affiliate, Owner shall remit to Hyatt or any applicable Hyatt Affiliate the full amount of the Hotel Service Fees, Reimbursements or any other payment, credits, or cash flow payable without reduction for any Sales Taxes. Hyatt or any applicable Hyatt Affiliate will apply for and/or provide any relevant exemption certificate, waivers, or other documentation that will reduce or eliminate any applicable Sales Taxes, unless Hyatt or any applicable Hyatt Affiliate is not legally able to do so.

(f)           Currency Controls. If any governmental authority with jurisdiction over the Hotel imposes restrictions on the transfer of funds or currency to places outside the Country and such restrictions result in Hyatt or its Affiliates not receiving payments or reimbursements consistent with the requirements of this Agreement or the other Hyatt Agreements, then Hyatt may direct Owner to deposit all payments required under this Agreement and the other Hyatt Agreements into such accounts in the Country as Hyatt may designate and Owner, at its sole cost and expense, shall take such other action as Hyatt may reasonably request to cause payment of such accumulated amounts to be remitted in the manner provided for in this Agreement, and the other Hyatt Agreements, as soon as possible thereafter. In the event that, after a period of 90 days, Owner remains unable, on the basis of regulatory controls and notwithstanding Owner’s reasonable and good faith efforts, to remit all or any portion of the amounts due to Hyatt and its Affiliates under the Hyatt Agreements, then Hyatt may terminate this Agreement and the other Hyatt Agreements on 90 days’ advance notice to Owner.

9.3.          Owner’s Profit Distribution.

Subject to the provisions of this Agreement, contemporaneously with furnishing the monthly statement for each calendar month pursuant to Section 6.4(a), Hyatt shall distribute, to such bank account(s) of Owner as Owner shall designate from time to time, the amount (the “Owner’s Profit Distribution”) by which the total funds in the Operating Account (but not the Replacement Fund) exceed the amount of Required Capital to be maintained pursuant to the provisions of Section 6.2.

Article X
CHAIN PROVISIONS

10.1.       Hyatt-Affiliated Hotels.

Owner acknowledges that Hyatt and its Affiliates currently, and will in the future, own, operate, lease, license, franchise, and develop other hotels and hospitality interests, including other Brand Hotels, some of which may compete with the Hotel. In addition, Hyatt may invest in or affiliate with other hospitality-related products and services, including timeshare or interval ownership products. Owner further acknowledges that: (a) it has chosen to enter into this Agreement and the other Hyatt Agreements because of the experience and expertise that Hyatt and its Affiliates have derived as the operators of a global chain of hotels, resorts, and other lodging facilities; (b) it has determined that operating the Hotel as a Brand Hotel and as a Hyatt-Affiliated Hotel is likely to be beneficial, notwithstanding that not all Hyatt-Affiliated Hotels will benefit equally by inclusion within the system of Hyatt-Affiliated Hotels; and (c) in certain respects, hotels or hospitality-related services and interests may compete with each other and conflicts may, from time to time, arise between the Hotel, other Hyatt-Affiliated Hotels, and Hyatt’s other hospitality interests. Subject to the foregoing, Hyatt and its Affiliates shall, in respect of both the Hotel and the other hotels in the group of Hyatt-Affiliated Hotels, conduct their activities in a good faith manner reasonably intended to serve the overall best interests, on a long-term basis, of all hotels (including the Hotel) within the system of Hyatt-Affiliated Hotels.

10.2.       Freedom of Action.

Owner agrees that Hyatt and its Affiliates shall be free to engage in and/or possess an interest in other business ventures of every nature and description, including the ownership, leasing, operation, management, licensing, and development of hotels of any class and in any location (which Owner acknowledges shall permit Hyatt and its Affiliates to afford the benefits of the Hyatt Trademarks and system to any such hotels and other business ventures), which may or may not compete directly or indirectly with the Hotel. Subject only to the limited territorial restriction set forth in Section 10.3, Owner shall have no right whatsoever to claim that any such activity in any way violates any duty or obligation of Hyatt or any of its Affiliates toward Owner or its Affiliates.

10.3.       Limited Territorial Restriction.

(a)           Subject to the further provisions of this Section 10.3, commencing with the Execution Date and continuing until the earlier of (i) April 29, 2027, (ii) the end of the 4th Fiscal Year of the Operating Term, or (iii) any termination or expiration of this Agreement (the “First Restricted Period”), neither Hyatt nor any of its Affiliates shall open and operate, nor authorize any other party to open and operate, a Brand Hotel other than the Hotel or any existing Brand Hotel or its replacement, within a 5 kilometer radius measured from the front entrance of the Hotel, as more particularly set forth on Exhibit D attached hereto (the “Initial Restricted Area”). In addition, from and after the expiration of the First Restricted Period and continuing until the earlier of (i) April 29, 2032, (ii) the end of the 10th Fiscal Year of the Operating Term, or (iii) any termination or expiration of this Agreement (the “Second Restricted Period”), neither Hyatt nor any of its Affiliates shall open and operate, nor authorize any other party to open and operate, a Brand Hotel other than the Hotel or any existing Brand Hotel or its replacement, within a 2 kilometer radius measured from the front entrance of the Hotel, as more particularly set forth on Exhibit D-l attached hereto (the “Secondary Restricted Area”).

(b)          Owner acknowledges that the restriction set forth in Section 10.3(a) does not apply to any hotel, or other private or commercial undertaking of any nature whatsoever, that is not specifically operated as a Brand Hotel, even if such other hotel or undertaking is otherwise operated, conducted or branded with the trade name “Hyatt” and/or otherwise associated or affiliated with the group of Hyatt- Affiliated Hotels or the business of Hyatt and its Affiliates more generally, or is associated or affiliated with, or in any way utilizes any aspect of the Hotel System for Brand Hotels or any other brand within the Hyatt-Affiliated Hotels, including the guest loyalty program or reservation or sales system of Hyatt or its Affiliates. Owner further acknowledges that the restriction set forth in Section 10.3(a) does not preclude Hyatt or any Affiliate of Hyatt from entering into any management agreements, leases, joint venture agreements, franchise agreements, affiliation agreements, or other understandings or contractual arrangements of any nature whatsoever relating to a Brand Hotel in a Restricted Area that is then applicable hereunder (as determined at the time Hyatt or an Affiliate entered into said agreement), so long as such hotel shall not be opened for business until after the expiration of the applicable Restricted Period (as determined at the time Hyatt or an Affiliate entered into said agreement). In particular, but without limitation to the foregoing, nothing contained in this Section 10.3 shall in any way limit the right of Hyatt to allow individual hotels or collection of hotels to participate or affiliate with Hyatt’s loyalty program or Hyatt’s reservation and sales system.

(c)           Notwithstanding the restriction set forth in Section 10.3(a), if Hyatt or any of its Affiliates acquires (whether through purchase, sale, merger, consolidation, or other transaction) another chain, franchise system, group, or portfolio of at least 4 hotels, or acquires the right to operate or manage another chain, franchise system, group, or portfolio of at least 4 hotels, and 1 or more of such hotels are located within an applicable Restricted Area (as determined as of the date of said acquisition by Hyatt or an Affiliate), Hyatt (or any of its Affiliates) shall be permitted to own, operate, lease, license, and/or franchise any such hotel as a Brand Hotel during the applicable Restricted Period (as determined as of the date of said acquisition by Hyatt or an Affiliate).

Article XI
OWNERSHIP AND CONTROL OF THE SITE

11.1.       Control of the Site and the Hotel.

Owner shall, subject to Section 12.2, from and after the Execution Date and throughout the Operating Term, maintain full, sole and exclusive ownership of the Hotel and Site, subject only to Liens (i) that do not have a material and adverse effect on the operation of the Hotel in accordance with the terms of this Agreement and (ii) granted in connection with any Financing that satisfies the Financing Conditions. Owner grants to Hyatt legal possession over the Site and the Hotel (on behalf of Owner) and warrants to Hyatt quiet and peaceful possession by Hyatt over the Site and the Hotel throughout the Operating Term.

11.2.       Owner Responsibility for Payments.

(a)           Owner shall, as an Owner’s Charge, timely pay and discharge all payments (including any municipal assessments, ground rent and any commercial rent or similar tax on same, real estate taxes, personal property taxes and similar payments) payable by Owner in respect of the Site and/or the Hotel and all Owner’s Charges and, also as an Owner’s Charge, undertake and prosecute all appropriate actions, judicial or otherwise, required to assure the continuous and uninhibited use and enjoyment of the Hotel for the operations contemplated by this Agreement. On request, Owner shall furnish to Hyatt copies of documents confirming the calculation and the payment of amounts referred to in this Section 11.2.

11.3.       Condominium Regime; Non-Hotel Component(s); Hyatt Operated Limited Shared Common Areas and Facilities.

(a)           Owner has informed Hyatt that the Hotel is part of the Complex and subject to the Insurgentes 421 Regime. As such, the Complex and the various components therein, as described in this Agreement, including, without limitation, the Hotel, are subject to that certain master condominium declaration and related governing documents (“Insurgentes 421 Regime Documents”). Owner hereby represents, warrants, and confirms that attached hereto as Exhibit G is a true, complete and correct copy of the Insurgentes 421 Regime Documents currently in full force and effect, and to which the Hotel shall be subject, and there have been no changes, amendments, or modifications to the Insurgentes 421 Regime Documents. In the event any provision of the Insurgentes 421 Regime Documents is changed, amended, or modified, and if any such change, amendment, or modification affects the Hotel, Owner shall immediately inform Hyatt of same in writing and cause Exhibit G to be updated. Notwithstanding the immediately preceding sentence, Owner hereby covenants that throughout the Operating Term, it (or its Affiliates or its permitted assignees) will retain the voting control in the Insurgentes 421 Regime, and during the Operating Term, Owner agrees to (and shall cause its Affiliates or its permitted assignees to) take actions, including in the exercise of any of its voting rights under the Insurgentes 421 Regime, to ensure that no change, modification, or amendment to the Insurgentes 421 Regime Documents shall be made which would have a material or adverse effect on the Hotel or the areas and systems used by the Hotel or otherwise result in undue burden in the operation of the Hotel as contemplated by this Agreement, without the prior review and consent of Hyatt. Further, Owner specifically represents and covenants that throughout the Operating Term Owner will ensure, through the exercise of its rights and remedies under the Insurgentes 421 Regime Documents or otherwise, that any access and use of the Complex facilities by Sanborn’s, or the Condominium B owner or occupant, will not have the effect of or result in undue burden in the operation of the Hotel as contemplated by this Agreement and that any such use will be subject to a Condominium B Shared Services Agreement as described below.

(b)           Owner represents and warrants that the Buildings and Improvements identified in Recital B (including each sub-part thereof) are part of the Complex, as described herein. Owner shall at all times ensure that: (a) the quality and design of the Non-Hotel Component(s), including exteriors, entry/exits, passages, access ways, shall be generally consistent with the quality and design of the Hotel and the Hotel Standard; (b) the Non-Hotel Component(s) shall be properly insured and shall be operated and maintained to a standard which is generally consistent with the Hotel Standard; (c) the Non-Hotel Component(s) shall not be used in a manner that would reflect negatively upon the Hotel and/or Hyatt; (d) the portion of Allocable Expenses relating to the Hotel and to the Non-Hotel Component(s) shall be allocated in a fair, equitable and reasonable manner and shall be reasonably consistent with or comparable to the normal, customary costs for such hotels and similar components, in the same market as the Complex, such as utilities and other services or facilities, associated with a similar brand category as the Hotel, and of a similar size and location as the Complex; and (e) the Non-Hotel Component(s) shall at all times comply with Applicable Law, the Insurgentes 421 Regime Documents, at a minimum, Hyatt’s Design Standards, the Approved Plans (to the extent components of the Non-Hotel Components are approved by Hyatt pursuant to the Technical Services Agreement) and other applicable standards relating to health, fire and life safety, security and/or prevention of damage to the Hotel or other property. Following each annual determination of the Allocable Expenses, Hyatt and Owner agree to discuss in good faith the portion of Allocable Expenses for the Hyatt Operated Limited Shared Common Areas and Facilities and the Non-Hotel Components to be allocated to Operating Expenses for the Hotel. Allocable Expenses that would be charged to the Hotel and the Non-Hotel Components in a Fiscal Year that exceed those reasonably comparable for hotels of a similar brand category, size and location and with respect to similar Non-Hotel Components will be excluded from the calculation of Operating Expenses for the purposes of determining the Performance Test for such Fiscal Year in question. It is anticipated that all Common Areas and Facilities shall be managed by Owner, Affiliates of Owner or a professional, first-class property management company experienced in managing property consistent with the Hotel Standard, as may be reasonably designated by Owner as capable of meeting the covenants of this Agreement and the Shared Facilities Agreement. Owner acknowledges and agrees that Hyatt shall not have any obligations or responsibility under this Agreement or otherwise in respect of the management or operation of the Common Areas and Facilities or any other element of the Complex (other than the Hotel and the Hyatt Operated Limited Shared Common Areas and Facilities), unless specifically agreed by the Parties under the terms of the Shared Facilities Agreement, in the form of a separate written agreement or an amendment to this Agreement.

(c)           Hyatt and Owner hereby confirm that the Non-Hotel Component(s) shall not be deemed to be (i) part of the Hotel, (ii) subject to the management and operation by Hyatt under the terms of this Agreement, or (iii) branded or marketed with any Hyatt Trademarks (or any other trade or service marks that are similar to or substantially similar to or so nearly resemble any of the Hyatt Trademarks as to be likely to cause deception or confusion).

(d)           Owner shall at all times ensure that (i) the Hotel has satisfactory rights of control, use and access relating to the use of the Non-Hotel Components and any other common areas and facilities necessary for the operation of the Hotel, (ii) the Hotel only pays a fair, equitable and reasonable portion of Allocable Expenses for the Limited Shared Common Areas and Facilities and the Non-Hotel Components, and (iii) Hyatt is granted full and adequate access rights to all areas of the Complex on the Site, the Limited Shared Common Areas and Facilities, the Non-Hotel Components, and any other facilities situated within the Complex in order that Hyatt can carry out the obligations under this Agreement. Owner and Hyatt shall, and Owner shall use best efforts to cause Accor to, enter into a written agreement (the “Shared Facilities Agreement”), reasonably acceptable to each party, that provides for (A) (i), (ii) and (iii) in the foregoing sentence, (B) the maintenance of the Non-Hotel Components to the extent the same impact on Hotel operations or overall Hotel exterior appearance, in a clean, orderly and well maintained condition and in accordance with the Hotel Standard; (C) if applicable, procedures for appropriate coordination and interaction among Hotel employees, Mondrian employees, any Accor employees, and any other employees providing services for the Complex to ensure the close cooperation of all persons having responsibility for operations of the various portions of the Complex, and (D) certain reasonable access and use rights for Accor and the Mondrian in the Limited Shared Common Areas and Facilities and the Non-Hotel Components, including related Allocable Expenses. In addition, to the extent that the Condominium B owner or it(s) tenant or occupant(s) require usage of any of the Hotel Systems or services or the Hyatt Operated Limited Shared Common Areas and Facilities, Owner obtain the prior consent of Hyatt and, if approved, shall cause any such usage to be subject to a written agreement (the “Condominium B Shared Facilities Agreement”) between Owner, as owner of Condominium A, and the owner of Condominium B, which agreement shall be subject to the approval of Hyatt in all respects.

(e)           Owner shall afford Hyatt the right to reasonably review and approve any programs and plans relating to the Non-Hotel Component(s) necessary for the operation of the Hotel and all documentation proposed for the purposes of granting possessory rights to third parties in related of any Non-Hotel Component(s) (other than the Mondrian except as provided in the Shared Facilities Agreement), including the Shared Facilities Agreement and, to the extent applicable, the Condominium B Shared Facilities Agreement, to confirm that the provisions of this Section 11.3 shall be realized throughout the Operating Term.

11.4.       Parking.

Owner hereby covenants and agrees that at all times during the Operating Term, there shall be enough parking spaces to (i) meet the needs of the Hotel including the Event Space, its guests, employees, and other operational needs of the Hotel and (ii) comply with any Applicable Law and regulations, in the parking structure located on the Site (the “Parking Garage”) and other off-site parking facilities secured or to-be secured by Owner prior to the Opening Date. In connection with the development and construction of the Parking Garage, Owner shall consult and work with Hyatt to ensure that such needs are taken into account during the various stages of planning and construction of the Hotel, and that the Parking Garage and the parking spaces being made available for the use of the Hotel and its guests and employees therein are acceptable to Hyatt.

Article XII
ASSIGNMENT; PERMITTED TRANSFERS

12.1.       Hyatt Assignment.

(a)          Subject to Section 12.1(b), Hyatt may, without Owner’s consent, assign its rights and obligations under this Agreement to:

(i)             any one or more of its Affiliates,

(ii)            any successor or assign of Hyatt or any of its Affiliates that results from any merger, consolidation or reorganization, or

(iii)           a Person that shall acquire all or substantially all of the business and assets of Hyatt and its Affiliates relating to the Brand.

(b)          Any assignment set forth in Section 12.1(a) shall be subject to the following conditions:

(i)             Not later than the effective date of any such transfer, the transferee (whether or not an Affiliate of Hyatt) shall be entitled to use in connection with the operation of the Hotel the Brand and such other Hyatt Trademarks as are in use at the Hotel immediately prior to such transfer, and shall have available to it the operating systems and other resources needed for performance of its obligations under this Agreement, and

(ii)            to the extent applicable, the assignee shall have executed a legally sufficient written instrument, expressly assuming all obligations of Hyatt hereunder (accrued and unaccrued).

(c)         Upon satisfaction and discharge of the conditions described in sub-section (b)(ii) above, Hyatt shall be relieved of any liability or obligation hereunder arising after the date of such assignment.

(d)         Except as set forth above, Hyatt may not assign its rights and obligations under this Agreement.

12.2.       Permitted Dispositions.

(a)          Owner may elect to sell or transfer the Hotel (in whole, but not in part), or to permit the transfer of a Controlling Interest, to another Person provided that:

(i)             such Person is not a Prohibited Party (defined below), and

(ii)            such Person shall agree, in the case of any sale or transfer of the Hotel, to be bound by the terms of this Agreement and the other Hyatt Agreements (including the Technical Services Agreement (if still in effect) and to assume all of Owner’s obligations hereunder and thereunder (accrued and unaccrued) by way of an assumption agreement reasonably acceptable to Hyatt, to be executed concurrently with the sale or transfer of the Hotel.

(b)          At least 30 calendar days in advance of the closing of any sale or transfer permitted under (a) above, Owner shall provide written notice to Hyatt, and shall promptly furnish all information reasonably requested by Hyatt to confirm that any prospective buyer or transferee is not a Prohibited Party.

(c)          In the case of any assignment of this Agreement and the other Hyatt Agreements, upon satisfaction of the conditions set forth in sub-sections (a)(i), (a)(ii) and (b) above, Owner shall be relieved of any liability or obligation hereunder arising after the date of such assignment.

(d)          If such sale pursuant to subsection (a) above is a transfer of a Controlling Interest, the transferee shall execute and deliver to Hyatt as a condition to such transfer an acknowledgement of all terms and conditions of this Agreement and that this Agreement shall continue to be binding upon Owner on and following the date of such transfer.

(e)          Owner may elect to effect a transfer of an Ownership Interest that does not constitute a Controlling Interest (as a transfer of a Controlling Interest is governed by the above provisions in this Section 12.2) to another Person, subject to this Agreement and provided that:

(i)             such transferee is not a Person or Persons (A) who do not have sufficient financial capacity (along with the other Persons having Ownership Interests) to perform the obligations of Owner under this Agreement, (B) who are controlled by or associated with organized crime, (C) who have been convicted of a serious crime such that the Person’s affiliation with the Hotel would materially and adversely impact the reputation of the Hotel, Hyatt and/or is Affiliates, (D) who is a Restricted Person, or (E) who would be considered by regulators in the gaming industry to be unsuitable business associates of Hyatt or its Affiliates or whose affiliation with the Hotel would in any way jeopardize the Hotel’s licenses;

(ii)           at least 30 calendar days in advance of any such transfer permitted under this subsection (e), Owner shall provide written notice to Hyatt, and shall promptly furnish all information reasonably requested by Hyatt to confirm that any prospective transferee is not a party prohibited by this subsection (e); and

(iii)          if such transferee is a Brand Owner or an investor in a Brand Owner, Owner shall institute and maintain appropriate confidentiality measures and controls reasonably designed to prevent such transferee and/or those individuals actively involved in the operations, management, marketing and strategic planning of the Person engaged, directly or indirectly, in the issuance of licenses, issuance of franchises or owning or controlling of a Brand Owner from obtaining any confidential or proprietary information of Hyatt and any other information deemed to be confidential pursuant to the Agreement.

(f)           In the case of any Ground Lease relating to the Hotel, whether to or from an Affiliate of the then Owner or any owner (direct or indirect) of Owner or otherwise, (i) the lessee shall become the “Owner” hereunder and shall assume all of the liabilities and obligations of Owner herein set forth; (ii) the lessor shall execute a Lessor Non-Disturbance Agreement as described in Section 13.3, and (iii) if the lessee is an Affiliate of Owner, the lessor shall not be relieved of any liabilities or obligations of Owner hereunder.

(g)          The use and presentation of Hyatt Trademarks (including as the same may appear in photographs of the Hotel) in any offering memorandum, prospectus or other similar distribution, as well as information relating to the terms and conditions of the Hyatt Agreements, shall be subject to Hyatt’s prior written approval.

(h)          Except as set forth above, Owner shall not transfer the Hotel or its Controlling Interest or assign its rights and obligations under this Agreement.

Article XIII
HOTEL FINANCING; GROUND LEASE

13.1.       Conditions to Hotel Financing.

(a)          Owner shall not, as collateral in connection with any loan, pledge or otherwise create any Lien on the Hotel, Owner’s interest in the Site, the Operating Account and/or the Replacement Fund, and/or any direct or beneficial Ownership Interest (any combination of the foregoing, “Financing”) unless such Financing meets the following conditions (collectively, the “Financing Conditions”):

(i)             Owner notifies Hyatt in writing of such Financing;

(ii)            the Financing is from an Institutional Lender;

(iii)           the holder of such Financing is not a Prohibited Party;

(iv)           the terms of the Financing (collectively with any other Financings in existence as of the date of such Financing) comply with the provisions of Section 13.2; and

(v)            the Lien holder executes a Financing Non-Disturbance Agreement in accordance with Section 13.1(b).

(b)         In connection with any Financing permitted hereunder that creates a Lien on any of the Hotel, the Site, the Operating Account or the Replacement Fund, Owner shall obtain from each lender a Financing Non-Disturbance Agreement reasonably acceptable to Hyatt and such lender pursuant to which the lender shall agree, for itself (and any successor-in-interest to lender with respect to the Financing in question) that (1) no exercise of any right or remedy of the lender shall interfere with any rights or obligations of the Parties (and as applicable, Hyatt’s Affiliates) under the Hyatt Agreements (including provisions concerning the use and control of funds in the Operating Account and the Replacement Fund) and (2) if any Foreclosure Purchaser (defined below) shall acquire title to the Hotel, the Foreclosure Purchaser shall agree that the rights and obligations of the Parties (and as applicable, Hyatt’s Affiliates) under the Hyatt Agreements shall not be disturbed by the Foreclosure Purchaser, and that the Hyatt Agreements shall continue in full force and effect in accordance with their terms (a “Financing Non-Disturbance Agreement”). For purposes hereof, a “Foreclosure Purchaser” means (i) a lender, any Affiliate of such lender, or designee thereof that takes title to the Hotel in connection with an exercise of remedies under the Financing, (ii) any purchaser at a foreclosure sale, (iii) any purchaser of the Hotel acquiring ownership or control of the Hotel in connection with the exercise of any remedies (or in lieu of the exercise thereof) by a lender, or (iv) any party acquiring the Hotel pursuant to a plan of reorganization or liquidation of Owner pursuant to applicable bankruptcy, insolvency, or reorganization laws.

13.2.       Restrictions on Owner Financing.

In connection with any Financing or Financings in effect from time to time during the Operating Term:

(i)            Owner must maintain a Combined Loan to Value (defined below) of no more than 60% with respect to the Hotel and the real property upon which the Hotel is constructed. “Combined Loan to Value” means the ratio (reflected as a percentage) equal to (i) the aggregate outstanding amount (whether or not then currently due and payable) of all Financings; divided by (ii) the fair market value of the Hotel and the real property as determined by an appraisal prepared by an independent appraisal firm reasonably acceptable to Hyatt;

(ii)            With respect to any Financing executed after the Execution Date, the proposed ratio of the total, aggregate net operating income (Gross Operating Profit less, without duplication, Operating Expenses deducted from Gross Operating Profit and Owner’s Charges for the preceding 12 calendar months), to the annual debt service for all Financings, including the proposed Financing, equals or exceeds one and three-tenths to one (1.3:1);

(iii)           No Financing shall be cross-collateralized or cross-defaulted with any other debt financing (including financing secured by other real property owned by Owner); and

(iv)           The Person providing Financing is not a Person to whom or to which Owner would be prohibited from assigning its interest in this Agreement pursuant to Section 12.2.

13.3.        Ground Leases.

No Ground Lease shall be entered into with respect to the Hotel, nor shall any Ground Lease be in effect regarding the Site, including any Ground Lease between Owner and any Affiliate of Owner, unless the ground lessor shall theretofore or concurrently therewith or herewith have entered into a “Lessor Non-Disturbance Agreement” with Hyatt, whereby, upon a termination of the said Ground Lease during the Operating Term, Hyatt shall attorn to the ground lessor with respect to this Agreement, and the ground lessor shall agree, for itself and any successor-in-interest under the Ground Lease, to accept such attornment, to assume the obligations of Owner hereunder, and to not disturb or otherwise interfere with Hyatt’s rights, authority or privileges hereunder except in the case of an Event of Default by Hyatt (to the extent such Event of Default gives Owner the right to terminate this Agreement) or otherwise in accordance with the express provisions of this Agreement and pursuant to which the ground lessor provides a guaranty to Hyatt of all of the Owner’s obligations hereunder.

Article XIV
INSURANCE

14.1.       Insurance to be Maintained by Owner.

Owner shall, at its own expense, at all times during the period of construction, furnishing, and equipping of the Hotel, and at all times during the Operating Term, procure and maintain the insurance coverages set forth on the attached Exhibit E-l, and prior to the Opening Date, the insurance coverage set forth on the attached Exhibit E-2. All policies of insurance maintained pursuant to this Section 14.1 shall provide that Owner be a named insured or additional insured, as applicable or available, and that Hyatt (and/or any of its Affiliates that may be nominated by Hyatt from time to time) be named as “loss payees” or “co-insured” in respect of the use and occupancy (business interruption) coverage, in accordance with their interests. All such policies shall provide that the insurance company agrees to waive any rights-of subrogation against Hyatt and its Affiliates. Upon request, Owner shall furnish to Hyatt satisfactory evidence of all insurance maintained by Owner pursuant to this Section 14.1.

14.2.       Insurance Coverage Maintained for Hotel Operations.

During the Operating Term, Hyatt shall maintain, in respect of the Hotel operation, the insurance coverages set forth in the attached Exhibit E-2. The cost of the insurance described in Exhibit E-2 shall be allocated to the Hotel by Hyatt or its Affiliate on a reasonable and non-discriminatory basis, unless such insurance is procured exclusively for the Hotel, in which event the costs shall be wholly borne by the Hotel. All insurance maintained pursuant to Section 14.2 shall provide that Owner, Hyatt and its Affiliates be named insured or additional insured, as applicable or available. Upon request, Hyatt shall furnish to Owner satisfactory evidence of all insurance maintained by Hyatt pursuant to this Section 14.2.

14.3.       Business Interruption: Use and Occupancy Insurance.

In the event that the Hotel suffers damage or loss that results in business interruption, Hyatt and its applicable Affiliates shall be entitled to receive all fees, payments, and reimbursements that would otherwise be due under the Hyatt Agreements had such damage or loss not occurred. The amounts of such payments (and the Revenue and Adjusted Profit amounts upon which they are based) to Hyatt or its Affiliates shall be determined based on the most recent forecast for the affected period of time delivered by Hyatt to Owner prior to the occurrence of the damage or loss.

Notwithstanding the foregoing, provided that Owner procures and maintains use and occupancy (business interruption) insurance as required hereunder, allows Hyatt a reasonable opportunity to present its claim for loss to the insurer, and cooperates with Hyatt in good faith in pursuing the claim, Owner’s obligations under Section 14.3 shall be deemed fully satisfied by the amounts paid to Hyatt and its Affiliates by the applicable insurers).

14.4.       Cost and Expense.

Premiums on policies covering more than one (1) policy year shall be charged pro rata over the applicable period of the policies and allocated to the appropriate policy year. Any reasonable reserves, losses, costs, damages, or expenses which are not fully insured, or which fall within deductible limits, shall be treated as a cost of insurance and shall be deducted in computing Adjusted Profit except for Capital Expenditures incurred for repair or reconstruction of the Hotel, or any part thereof, following a casualty occurrence. Where legally permitted to do so, Hyatt may elect to self-insure its worker’s compensation coverage and to charge to the Hotel (and reimburse itself) for a reasonable reserve for such coverage.

All insurance coverage is mandatory for Brand Hotels and the premiums therefore shall be included an Owner’s Charge, except to the extent such insurance premium qualifies as an Operating Expense under the Uniform System, then such premium shall be treated as an Operating Expense hereunder. Although premiums allocated to the Hotel for inclusion in Hyatt coverage shall be determined on an equitable allocation basis, there is no assurance, representation, or warranty that there may not be an element of profit to Hyatt.

14.5.       Policies and Endorsements.

If either Hyatt or Owner retains contractors to perform work at or with respect to the Hotel under contracts requiring the contractor to provide insurance coverage for the benefit of the contracting party, all such insurance shall name both Hyatt and Owner as additional insureds, and any contractor indemnification provisions in any such contracts shall be provided for the benefit of both Hyatt and Owner. The Party procuring such insurance shall deliver to the other Party certificates of insurance. To the extent reasonably obtainable, all policies of insurance required to be obtained under this Article XIV shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days prior notice to Owner, Hyatt or any additional insureds.

Article XV
DAMAGE AND CONDEMNATION

15.1.       Damage to or Destruction of the Hotel.

(a)          If the Hotel or any portion thereof is damaged by a Minor Casualty, Owner shall promptly effect the repair or rebuilding of the Hotel, to substantially the same condition as existed prior to such damage, in a manner that minimizes disruption to Hotel operations, and all costs associated therewith (whether funded through insurance proceeds or otherwise) shall be Owner’s Charges.

(b)          If the Hotel is damaged by a Major Casualty, each of Owner and Hyatt shall be entitled to elect, by written notice to the other Party given at any time within 90 days after the occurrence of such Major Casualty, to terminate this Agreement. If, after the expiration of such 90 day period, neither Party shall have served the other with a written notice of termination, then Owner shall promptly commence the repair and/or rebuilding of the Hotel, and shall diligently pursue completion thereof, to substantially the same condition as prior to the Major Casualty.

(c)          [Intentionally Deleted]

(d)          For purposes of Section 15.1:

(i)             “Minor Casualty” means a casualty for which the cost of repair or restoration is reasonably projected to be less than or equal to 50% of the full replacement cost of the Hotel.

(ii)            “Major Casualty” means a casualty for which (1) the projected cost to repair or rebuild exceeds 50% of the full replacement cost of the Hotel or (2) the Hotel is damaged or destroyed to such an extent that the estimated time for repair or restoration thereof, in the reasonable opinion of Owner and Hyatt, exceeds 24 months from commencement thereof.

(e)          Reinstatement. If this Agreement is terminated pursuant to this Section 15.1, and at any time within 3 years following termination, Owner (or any Affiliate of Owner) commences repair, restoration, or rebuilding of a hotel on the Site, Hyatt shall have the right (but not the obligation), exercisable at any time within the earliest of (a) the 90 day period after Hyatt has actual knowledge thereof, or (b) the 180 day period after Owner commences the rebuilding of a hotel on the Site (provided that Owner has delivered written notice of such commencement of rebuilding to Hyatt pursuant to Section 22.1 of this Agreement), to elect to manage and operate the rebuilt, repaired, or restored hotel in accordance with the provisions of this Agreement from the opening date thereof and for the unexpired Operating Term remaining on the date of the event of damage or destruction that resulted in the termination of this Agreement.

15.2.       Condemnation.

(a)           Entire Taking. If the whole of the Hotel, or such portion thereof as shall render the remaining portion of the Hotel unsuitable for use as a hotel conforming to the Hotel Standard, shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition, expropriation, or like proceeding (including conveyances or transfers in lieu thereof) by any competent authority for any public or quasi-public use or purpose, Owner or Hyatt may terminate this Agreement upon 90 days’ notice to the other Party. Hyatt shall have the right to institute or intervene in any available legal or similar proceedings, on its own behalf and as applicable on behalf of its Affiliates, to determine fair compensation for such taking or condemnation for the purpose of representing Hyatt’s, and its Affiliates’, compensable interest in any award. Any award made to Owner that does not recognize the separate compensable interest of Hyatt and its Affiliates shall be apportioned between the Owner, and Hyatt and its Affiliates, on a fair and equitable basis.

(b)          Partial Taking. If the portion of the Hotel remaining after any taking or condemnation described above is suitable for use as a hotel meeting the Hotel Standard, this Agreement shall not terminate, but Owner shall, as an Owner’s Charge, repair any damage to the Hotel, or any part thereof, so as to render the Hotel a complete and satisfactory architectural and operational unit meeting the Hotel Standard; provided, however, that Owner shall not be required to fund any costs in excess of the amounts made available to Owner in any award in connection with such taking or condemnation.

(c)           Temporary Taking. If there is a taking or condemnation of all or part of the Hotel for temporary use not in excess of 2 years, this Agreement shall remain in full force and effect, and to the extent that the temporary taking only relates to a portion of the Hotel, if Hyatt reasonably determines that the unaffected portion can be operated consistent with the Hotel Standard and subject to Applicable Law, then operations shall continue in such portion of the Hotel, pursuant to the provisions of this Agreement. Owner shall commence restoration, repairs, and alterations promptly after the termination of the taking or condemnation for temporary use and shall complete the same with diligence. All awards or other proceeds on account of the taking shall be treated as Revenue of the Hotel. This Agreement shall then continue in effect for the balance of the Operating Term remaining after the initial date of such taking.

Article XVI
EVENTS OF DEFAULT

16.1.       Events of Default.

The occurrence of any one or more of the following events that continues for more than the period of grace (if any) provided below shall constitute an “Event of Default” by the Party in respect of which such event occurs, and such Party shall be deemed a “Defaulting Party” with respect thereto and in “Default” under this Agreement:

(i)             the failure by Owner to make any past due payment to Hyatt or its Affiliates under this Agreement (including Required Capital) or any other Hyatt Agreement, together with any interest payable thereon pursuant to Section 16.3(b), for a period of 10 calendar days following receipt of written notice, provided, however, that with respect to Owner’s failure to pay the Required Capital or the Initial Required Capital, such period shall be 5 calendar days (instead of 10) following receipt of written notice;

(ii)            the filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy or insolvency law by either Party; the consent by a Party to entry of an involuntary petition in bankruptcy for such Party; the failure by a Party to vacate any order approving an involuntary petition in bankruptcy of such Party within 60 days of entry; or the appointment of a receiver, trustee, administrator, or liquidator for all or any substantial portion of the property of a Party;

(iii)           the breach by a Party of any material covenant, undertaking, representation, warranty, or condition set forth in this Agreement, and the failure of the Party to remedy such breach within 30 days following receipt of written notice from the other Party;

(iv)           any assignment or transfer by a Party in violation of 0 or any Financing undertaken by Owner or impacting the Hotel that fails to satisfy the Financing Conditions; and

(v)            any default by Guarantor under the Guaranty.

16.2.       Curing.

Only with respect to an Event of Default described in Section 16.1 (iii), a breach that cannot reasonably be remedied within 30 days shall not constitute an Event of Default so long as the Defaulting Party commences to remedy such breach within 30 days following receipt of written notice from the other Party, and for so long as the Defaulting Party proceeds thereafter with due diligence, and in good faith, to remedy the same as expeditiously as reasonably possible. Notwithstanding the foregoing, the cure period shall not exceed 180 days following notice in respect of any breach that has a material, adverse impact upon the operation of the Hotel in accordance with the Hotel Standard.

16.3.       Remedies for an Event of Default.

(a)           In General. Upon the occurrence of an Event of Default by a Party, and subject to the provisions of Article XIX, the Party not in Default hereunder (the “Non-Defaulting Party”) shall have such rights and remedies as may be available to the Non-Defaulting Party at law or in equity, including actions for specific performance.

(b)           Default Interest. Any sum that is not paid by one Party to the other Party (or in the case of the Hyatt Agreements, to one or more Affiliates of Hyatt) as and when due shall bear interest at the Interest Rate from the date when such sum becomes due to the date of payment.

(c)           Termination. In addition to the remedies set forth above, a Non-Defaulting Party shall have the right to terminate this Agreement by reason of an Event of Default on the part of the Defaulting Party by delivering written notice (a “Default Termination Notice”) to the Defaulting Party, and this Agreement shall terminate on the date that is 90 days following the date of receipt of such notice; provided, however, that if the Non-Defaulting Party serves a Default Termination Notice on the other Defaulting Party based upon the provisions of Section 16.1 (iii), and within 30 days following delivery of the Default Termination Notice the Defaulting Party contests the validity of the Default Termination Notice, the Parties shall promptly submit the dispute to arbitration pursuant to Article XIX. Until the Arbitration Panel issues a decision finding that the Default Termination Notice was properly and justifiably issued based upon the terms of this Agreement (a “Finding For Termination”), this Agreement shall not terminate, in which case the Parties agree that there shall be no disruption or disturbance in the operation of the Hotel in accordance with the terms of this Agreement. If, and only if, the Arbitration Panel issues a Finding For Termination, then this Agreement shall terminate on the date that is 90 days following the date of the Finding For Termination, subject to the provisions of Sections 18.1 and 19.1.

The rights of termination set forth in this Section 16.3 shall be in addition to, and not in lieu of, any other rights or remedies provided hereunder, it being understood and agreed that the exercise of the remedy of termination shall not constitute an election of remedies and shall be without prejudice to any other rights or remedies otherwise available to the Non-Defaulting Party.

(d)          Limitations on Termination. Owner and Hyatt each acknowledge that they are entering into this Agreement, and electing to forego current and prospective alternative business opportunities, in reliance on this Agreement’s long-term nature, that is necessary for each Party to realize the benefit of its bargain hereunder. The Parties agree that the specific, and limited, rights of each Party to terminate this Agreement that are expressly set forth herein are intended to be comprehensive and exhaustive. The Parties further agree that their respective obligations to adhere to the timeframes and processes attendant to each such specific and limited right of termination are material covenants, undertakings and conditions of this Agreement that are critically important for the orderly transition of Hotel operations, and to each Party’s commercial interests, and that the breach by a Party of any such obligations may cause irreparable damages to the other Party, including damages arising from, amongst other factors, confusion in the local market, confusion amongst both individual customers and regional and international corporate accounts, loss of goodwill, disadvantages in customer retention, and disadvantages in competing for future business opportunities. Each Party knowingly and as a material element of the bargain agrees that it shall not terminate this Agreement other than in strict accordance with its express terms, and grants the other Party the right to seek and secure injunctive relief without bond if it should attempt to terminate this Agreement on any basis, or in any manner, that contravenes the express provisions of this Agreement (including the provisions of this Section 16.3 or Sections 18.1 or 19.1).

16.4.       Waiver of Non-Compensatory Damages.

Notwithstanding anything to the contrary in the Hyatt Agreements, or at law or in equity, in any action or proceeding between the Parties arising under or with respect to the Hyatt Agreements or in any manner pertaining to the Hotel, each Party unconditionally and irrevocably waives and releases any right, power or privilege to claim or receive any unforeseeable, punitive, special, indirect, or exemplary damages, each Party agreeing that the remedies herein provided and other remedies at law or in equity will in all circumstances be adequate. Both Parties acknowledge that they are experienced in negotiating commercial contracts, and have had the advice of counsel in connection with, and fully understand the nature of, the waiver and release contained in this Section 16.4.

Article XVII
INDEMNIFICATION

17.1.       Indemnification of Hyatt.

Owner shall indemnify, defend, and hold Hyatt and its Affiliates (and their respective officers, directors, agents, and employees) free and harmless of and from any and all Claims, arising out of or in any way relating to the Hotel, or termination of the Prior Brand Agreement or any related agreement, or to the Non-Hotel Component(s) (including the Shared Facilities Agreement and any Condominium B Shared Facilities Agreement), or to the operation of the Hotel business, or to the performance by Hyatt of its duties hereunder or to the termination of this Agreement and the resulting transition of management of the Hotel or transition, or cessation, of employment of Hotel employees, except to the extent such Claims arise out of or are attributable to Hyatt’s Grossly Negligent Acts or Willful Misconduct; provided, however, Owner shall have no liability hereunder to the extent Hyatt or its Affiliates is reimbursed for its loss from the proceeds of insurance maintained in accordance with the provisions of Article XIV, and, with respect to such coverage, Hyatt agrees that it will (and that its Affiliates will), in good faith, pursue its available insurance recoveries prior to making demand on Owner for indemnity.

17.2.       Indemnification of Owner.

Hyatt shall indemnify, defend, and hold Owner and its Affiliates (and their respective officers, directors, agents, and employees) free and harmless of and from any and all Claims arising out of or in any way relating to Hyatt’s Grossly Negligent Acts or Willful Misconduct; provided, however, Hyatt shall have no liability hereunder to the extent Owner or its Affiliates is reimbursed for its loss from the proceeds of insurance, and, with respect to such coverage, Owner agrees that it will (and that its Affiliates will), in good faith, pursue its available insurance recoveries prior to making demand on Hyatt for indemnity.

17.3.       Survival.

The provisions of this Article XVII shall survive the expiration or earlier termination of this Agreement.

Article XVIII
TRANSITION

18.1.       Transition of Operations.

In connection with the expiration or any termination of this Agreement, the Parties agree to comply with the following procedures, which each Party acknowledges constitute material covenants, undertakings and conditions of this Agreement:

(a)           With respect to guests or patrons having or seeking to make future reservations or use of Hotel rooms or facilities for a date after the date of expiration or expected date of termination, Hyatt and its Affiliates may inform such guests or patrons that the Hotel will not be a Brand Hotel during all or part of their expected stay or on their expected event date, and if requested, provide information and accept reservations in respect of other Hyatt-Affiliated Hotels.

(b)           Owner shall, and/or shall cause any successor entity engaged in the operation of the Hotel to, honor all bookings for future reservations or use of Hotel rooms or facilities that have been accepted or entered into prior to the expiration or termination of this Agreement.

(c)           Owner shall (with such assistance from Hyatt as Owner reasonably requests, as an Owner’s Charge) initiate, undertake, and discharge all procedures, and satisfy all obligations, required under Applicable Law, relating to Hotel employees.

(d)           Owner shall be responsible for, and if applicable shall reimburse Hyatt for, any Claims relating to the termination, or the terms and conditions of employment, of the Hotel employees.

(e)           All transferable licenses or permits relating to the Hotel that may have been obtained in the name of Hyatt or any of its Affiliates, if any, shall be transferred and assigned, as an Owner’s Charge, to Owner or a successor entity designated by Owner.

(f)            If Hyatt or any of its Affiliates maintain any insurance coverage for the Hotel under an arrangement insuring one or more Hyatt-Affiliated Hotels, such coverage will be terminated as of the effective date of the expiration or termination.

(g)           Accounts payable of the Hotel remaining unpaid as of the effective date of expiration or termination shall be paid by Owner as and when due.

(h)           Hyatt shall reasonably cooperate with Owner, as an Owner’s Charge, in the collection of any receivables outstanding as of the date of expiration or termination of this Agreement and will remit to Owner any amounts collected directly by Hyatt after the effective date of termination that relate to such receivables.

(i)            Owner shall pay all accrued amounts owing to Hyatt and its Affiliates under the Hyatt Agreements through the date of expiration or termination, without deduction or setoff, including any amounts payable in connection with such termination.

(j)            From and after the date of expiration or other termination, neither Owner, nor any Person acting on behalf of Owner, shall directly or indirectly hold itself or the Hotel out to the public as being or remaining a Brand Hotel or in any way affiliated with Hyatt, any of its Affiliates or the group of Hyatt-Affiliated Hotels.

(k)          From and after the date of termination or expiration, neither Owner, nor any party acting on behalf of Owner, shall (1) make any use of the Hyatt Trademarks whatsoever (and all items bearing the Hyatt Trademarks shall be removed from the Hotel, provided that Owner may, for a period not in excess of 30 days, use existing inventories of consumable goods bearing the Hyatt Trademarks) or (2) have any right or access to Hyatt Proprietary Materials (all of which Hyatt may, to the extent applicable, remove from the Hotel). After termination or expiration of this Agreement, Owner may use any Hotel Guest Records that were generated at the Hotel (and not supplied to the Hotel by Hyatt or its Affiliate) during the guest’s stay at the Hotel and stored in the Hotel’s property management system database, in any manner that Owner deems appropriate (subject to Applicable Law) at Owner’s own risk, provided that Owner complies, and ensures that any recipients of such Hotel Guest Records from Owner (whether directly or indirectly) comply, with Hyatt’s policies and procedures regarding the collection, storage, use, processing, and transfer of personal and/or financial data that were in place at the time that such data was collected.

(l)            Owner may continue to use the then current telephone number of the Hotel for a period of 3 months after the expiration or earlier termination of this Agreement, after which Owner shall cease to use the same.

(m)          The date of termination shall be extended to the extent necessary (but not longer than 60 days) to permit compliance with any Applicable Law relating to the employment of the Hotel employees.

18.2.       Survival.

The provisions of this Article XVIII shall survive the expiration or earlier termination of this Agreement.

Article XIX
DISPUTE RESOLUTION

19.1.       General.

(a)           The Parties shall resolve all disputes arising out of or relating to this Agreement and the Parties’ relationship to each other in accordance with this Article XIX.

(b)           The Parties agree that the matters related to any dispute, including the nature of any dispute, status or terms of any negotiations, proposed or final settlements, agreements, resolutions, awards or the status of any arbitration or other proceedings, and all statements, reports, projections and other information relating thereto (collectively, “Dispute Information”) are strictly confidential. Each Party shall ensure that such Dispute Information is not disclosed to the press or to any other third person or entity without the prior consent of the other Party. The Parties shall coordinate with one another on all public statements, whether written or oral and no matter how disseminated, regarding the Dispute Information.

(c)           Notwithstanding the foregoing, a Party may commence litigation or other legal proceedings without seeking alternative dispute resolution for (i) any temporary injunctive relief pending and in aid of resolution of a dispute in accordance with Sections 19.2 or 19.3 (as applicable); (ii) the enforcement of any Expert or Arbitration Award or the dispute resolution provisions in this Article XIX (but only if either Party fails to abide by any decision or order reached by the Expert or arbitrator(s) as set forth in Section 19.3 within the time periods set forth in such award); and (iii) the preservation or protection of any Hyatt Proprietary Materials. In furtherance of the foregoing, each Party acknowledges and agrees that (x) a Party shall have the right to obtain injunctive relief without bond, but upon notice required under Applicable Law (an “Enjoining Party”) and (y) such injunctive relief shall be in addition to such other relief as may be available to an Enjoining Party or its Affiliates at law or in equity. Any action by either Party described in this Section 19.1 shall be brought in a federal court located in Mexico City, Mexico. The Parties consent to the jurisdiction of such courts and waive any right to have such action transferred from such courts on the grounds of improper venue or inconvenient forum or otherwise by virtue of either Party’s present or future domiciles or for any other reason. Except to the extent prohibited by Applicable Law, the parties also waive trial by jury in the event of any such action.

19.2.       Expert Determination.

Where this Agreement expressly provides for reference to determination of a matter by Expert determination:

(a)          the Expert shall be appointed by the Parties jointly, provided that in the absence of an agreement on a joint appointment, the independent Expert shall be appointed by the Court of Arbitration of the International Chamber of Commerce. In all cases, the independent “Expert” shall be a third party:

(i)             having not less than 10 years’ experience in the hospitality industry; (ii) who is a member in good standing in the International Society of Hospitality Consultants; (iii) not having had any direct relationship with either Party or its Affiliates in the preceding 24 month period, except to the extent disclosed and accepted by the other Party; (iv) having demonstrated knowledge of the local hotel market and the relevant subject matter of the dispute; and (v) having demonstrated knowledge of the operation and marketing of hotels in the Lifestyle-Luxury, full service segment.

(b)          The Expert shall:

(i)             give Owner and Hyatt notice in writing of his or her appointment and invite Owner and Hyatt to submit to the Expert within 4 weeks their respective proposals and representations;

(ii)            be instructed to resolve any dispute with strict reference to all applicable provisions of this Agreement and/or any other applicable Hyatt Agreement; and

(iii)           issue a written opinion with respect to his or her determination within 8 weeks after receipt of all submissions contemplated in Section 19.2(b)(i), which determination shall be final and binding on Owner and Hyatt (unless the decision of the Expert shall be manifestly contrary to the express provisions of this Agreement, in which event either Party may submit the dispute to arbitration subject to and in accordance with this Article XIX).

(c)          The fees and costs of the Expert shall be Operating Expenses.

19.3.       Arbitration.

(a)          Agreement to Arbitrate. Except as provided by Sections 19.1(c) and 19.2, all disputes arising out of or related to this Agreement shall be referred to and finally resolved collectively by final and binding arbitration in accordance with the Rules of the International Chamber of Commerce in force on the date of this Agreement (the “Rules”), which Rules are deemed to be incorporated by reference into this clause, and the Parties consent to such arbitration and the Rules and waive any right to have any such disputes resolved in any other jurisdiction or in accordance with any other Rules on the grounds of improver venue or inconvenient forum or otherwise by virtue of either Party’s present or future domiciles or for any other reason.

(b)           Arbitrators. The arbitration shall be heard and determined by 3 arbitrators (the “Arbitration Panel”), one each of whom shall be selected by the Parties, and the third of whom shall be appointed by the mutual agreement of the 2 arbitrators selected by the Parties. Each arbitrator shall be a suitably qualified jurist with at least 10 years’ experience as a jurist and/or arbitrator of complex arbitration proceedings and shall not be a Person, or an Affiliate of a Person, who has any past, present, or currently contemplated future business or personal relationship with either Owner, Hyatt, or any of their Affiliates. If, within 30 days following the date upon which a claim is received by the respondent, the arbitrators selected by the Parties cannot agree on the third arbitrator, then the Court of Arbitration of the International Chamber of Commerce shall select the arbitrator. The Arbitration Panel shall be instructed to apply the internal laws of Country (without regard to conflict of laws principles) in resolving the subject dispute.

(c)           Discovery. Discovery shall be limited as follows, except as otherwise agreed by the Parties or as otherwise directed by the arbitrators, upon good cause being shown: The Parties shall (i) produce relevant documents and information to each other as if Rule 34 of the Federal Rules of Civil Procedure of the United States applied to the arbitration proceeding; provided that each Party shall limit its requests to produce document to no more than 25 (any subparts to be counted as a separate request), and its interrogatories to no more than 10 (any subparts to be counted as a separate interrogatory). On a date set by the Arbitration Panel, but in no event more than 30 days after the third arbitrator is selected, the Parties shall exchange document requests and any interrogatories. The Parties may schedule up to 3 depositions of fact witnesses and up to 2 depositions of expert witnesses, which shall be noticed and taken in a manner consistent with the Federal Rules of Civil Procedure Federal Rules of Civil Procedure of the United States as if those Rules applied to the arbitration proceeding. Any such written discovery shall be completed within 60 days following the selection of the arbitrator, and any such deposition discovery within 105 days following the selection of the arbitrator.

(d)          Written Submissions. On a date set by the Arbitration Panel, but in no event more than 30 days after the depositions are complete, the Parties shall deliver to the Arbitration Panel and each other a written statement of their respective positions with respect to the dispute(s) at issue and their reasons in support thereof. Within 14 days thereafter, the Parties may submit to the Arbitration Panel and, if so, deliver to each other, a written response to the other Party’s statement. Unless requested by the Arbitration Panel, no hearing shall be required in connection with any arbitration, and the Arbitration Panel may elect to base his or her award on the written material submitted by the Parties; provided, however, that the Parties shall submit to hearings, and be prepared to present testimony, if so requested by the Arbitration Panel.

(e)           Award. Following receipt of the written materials from each Party provided for in Section 19.3(d), and following any hearing held in connection with such arbitration, the Arbitration Panel shall render its award (the “Arbitration Award”). The Parties agree that the Arbitration Award shall be final and binding upon Hyatt and Owner and each Party’s parent company or companies (and all other Affiliates), principals, successors, and assigns. The Arbitration Award, the content of the arbitration proceedings and any discovery produced by either Party therein shall be kept strictly confidential by both Parties. If either Party fails to abide by the terms of the award within the time periods so specified, judgment on the award rendered by the Arbitration Panel may be entered in any court of competent jurisdiction by the other Party under seal for the sole and limited purpose of confirming the terms of the Arbitration Award if the non-prevailing Party has refused to abide by such terms (such confirmation proceeding shall take into consideration the Parties’ agreement that the matters arising out of or related to the arbitration proceeding are confidential). The Parties waive any personal jurisdiction objections for the purpose of any enforcement proceedings.

(f)           The Arbitration Panel may not award damages in excess of compensatory damages or otherwise in violation of the waiver in Section 16.4. The Arbitration Panel shall have no power to ignore or override any express provision of this Agreement. Any monetary award shall be made and shall be payable in US Dollars, free and clear of any withholdings or deductions (including on account of taxes). The award shall include a payment date and interest from the date of any breach or other violation of this Agreement to the date when the award is paid in full. The Arbitration Panel shall also fix an appropriate rate of interest. In no event, however, shall the interest rate during such period be lower than the prime commercial lending rate charged by Bank of America, National Association (or its successor), to its most creditworthy commercial borrowers.

(g)           Place of Arbitration. The place of arbitration shall be Miami, Florida.

(h)          Individual Proceedings. Hyatt and Owner agree that arbitration will be conducted on an individual, not a class-wide, basis; that only Hyatt (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees, as applicable) and Owner (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees, as applicable) may be the parties to any arbitration proceedings described in this Section 19.3; and that an arbitration proceeding between Hyatt (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees) and Owner (and/or its Affiliates and its and their respective owners, officers, directors, agents, and/or employees) may not be consolidated with any other arbitration proceeding between Hyatt and any other person. Notwithstanding the foregoing or anything to the contrary in this Section 19.3, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise would be subject to arbitration under this Section, then all parties agree that this arbitration clause shall not apply to that dispute and that such dispute shall be resolved in a judicial proceeding in accordance with Section 19.1(c).

(i)            Exclusive Remedy. Except as otherwise explicitly provided in this Agreement, subject to Sections 19.1(c) and 19.2, the Arbitration Award shall be the sole and exclusive remedy between the Parties regarding any and all claims and counterclaims presented to the Arbitration Panel, and any determination or decision taken by the Arbitration Panel shall be binding on the Parties. The Parties waive any rights to appeal any Arbitration Award or to seek determination of a preliminary point of law by any court or judicial body. Notwithstanding the foregoing, each Party reserves the right to challenge an Arbitration Award on the ground that a member or members of the Arbitration Panel (a) did not disclose a disqualifying conflict of interest and/or (b) acted in excess of his or her powers or in violation of his or her duties.

(j)            Prevailing Party’s Expenses. The prevailing Party in any arbitration hereunder shall be entitled to recover from the losing Party all reasonable fees, costs, and expenses (including attorneys’ fees and costs) incurred by the prevailing Party in connection with such arbitration (including any actions to enforce any Arbitration Awards or any of the provisions of this Article XIX). If a Party prevails on some, but not all, of its claims, such Party shall be entitled to recover an equitable amount of such fees, costs, and expenses as determined by the Arbitration Panel. All amounts recovered by the prevailing Party under this Section 19.3(j) shall be separate from, and in addition to, any other amount included in any Arbitration Award rendered in favor of such Party pursuant to this Article XIX.

(k)           Effective Termination Date.

Any decision of the Arbitration Panel that provides for the termination of this Agreement shall fix a termination date that is no less than 90 days following the date of decision, in order to enable the transition process contemplated by Section 18.1.

Article XX
CONFIDENTIALITY

20.1.       Confidential Information.

Except with respect to disclosure to (a) Affiliates, (b) any lenders or other financial institutions in connection with any financing by either Party, (c) each Party’s auditors, and (d) each Party’s legal counsel, accountants, or tax advisors (in each case subject to a duty of confidentiality) and on a strictly “need to know” basis, neither Party shall directly or indirectly, use, publish, disseminate, or otherwise disclose any Confidential Information obtained in connection with this Agreement without the prior written consent of the other Party unless such information is required to be disclosed by Applicable Law (in which event the Party required to make such disclosure shall provide the other Party with advance written notice as soon as reasonably practicable). Each Party shall hold all Confidential Information received from the other Party, in the strictest confidence and take all reasonably necessary steps to keep the Confidential Information confidential.

Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to prohibit either Party from disclosing any Confidential Information to: (i) reputable statistical computation firms who agree not to disclose the identity of the Hotel with respect to such Confidential Information; (ii) in the case of Hyatt, other Persons when such disclosure is deemed reasonably necessary by Hyatt in order to perform its obligations hereunder; (iii) other Persons in accordance with lawful industry standard information sharing arrangements; or (iv) prospective purchasers of either Party, their Affiliates, or their assets, or of the Hotel, that have executed a confidentiality agreement. The provisions of this Article XX shall survive the early termination or expiration of this Agreement.

Article XXI
REPRESENTATIONS AND WARRANTIES

21.1.       Owner’s Representations.

(a)          Owner represents and warrants to Hyatt as of the Execution Date as follows:

(i)             Authority. Owner is an entity duly organized and in good standing in its jurisdiction of organization as set forth in this Agreement, and has all necessary authority and approvals to enter into this Agreement and perform its obligations hereunder.

(ii)            No Conflict with Applicable Law. This Agreement constitutes a valid and binding obligation of Owner and does not and will not violate or conflict with any of the organizational or governing documents of Owner or any Applicable Law to which Owner is subject or any substantial portion of Owner’s assets is bound or affected.

(iii)           Litigation. There are no legal proceedings pending, or, to Owner’s actual knowledge, threatened, against Owner that are reasonably likely to result in any inability of Owner to perform its obligations pursuant to this Agreement or the other Hyatt Agreements.

(iv)           Broker. Owner has engaged no broker, agency or finder in connection with this transaction.

(v)            Compliance with Applicable Law. The Site and the Hotel are in compliance with all Applicable Law and no condition exists at the Site or the Hotel that, with notice or the passage of time, would result in a violation of any Applicable Law, which representation will be deemed true as of the Opening Date unless otherwise notified to Hyatt by Owner.

(b)          To Owner’s knowledge (i) no hazardous or toxic materials, substances, or wastes are or have been manufactured, generated, processed, used, handled, stored, disposed, released, or discharged at, on, in, over, under or from the Hotel, the Site or the real property adjacent to the Site, (ii) Owner has not received any notice or request for reporting to any governmental authority or employees or patrons of the Hotel regarding any threat to the health and safety of the employees or patrons of the Hotel or the environmental or natural resources in general, or otherwise require, based on Applicable Law or standards of prudent ownership, any remediation, abatement, removal, clean up, monitoring, or other corrective action.

(c)           Owner represents and warrants, and agrees throughout the Operating Term, that Owner and any of its Controlling Interests are not a Prohibited Party.

21.2.       Hyatt’s Representations.

Hyatt represents and warrants to Owner as of the Execution Date as follows:

(a)           Authority. Hyatt is an entity duly organized and in good standing in its jurisdiction of organization as set forth in this Agreement, and has all necessary authority and approvals to enter into this Agreement and perform its obligations hereunder.

(b)           No Conflict with Applicable Law. This Agreement constitutes a valid and binding obligation of Hyatt and does not and will not violate or conflict with any of the organizational or governing documents of Hyatt or any Applicable Law to which Hyatt is subject or any substantial portion of Hyatt’s assets are bound or affected.

(c)           Litigation. There are no legal proceedings pending, or, to Hyatt’s actual knowledge, threatened, against Hyatt that are reasonably likely to result in any inability of Hyatt to perform its obligations pursuant to this Agreement.

(d)           Broker. Hyatt has engaged no broker, agency, or finder in connection with this transaction.

21.3.       No Representations Regarding Forecasts.

In entering into this Agreement, Hyatt and Owner acknowledge that neither Owner nor Hyatt has made any representation to the other regarding forecasted earnings, the probability of future success or any other similar matter respecting the Hotel and that Hyatt and Owner understand that no guarantee is made to the other as to any amount of income to be received by Hyatt or Owner or as to the future financial success of the Hotel.

Article XXII
MISCELLANEOUS

22.1.       Notices.

Any notice required under this Agreement to be given by either Party to the other Party shall be in writing in the English language. Any required notice shall be served by sending the same (a) via personal delivery thereof to, and actual receipt by, the other Party; (b) upon electronic mail transmission to the other Party, at its email address as set forth below, provided such delivery is followed by an original of the notice delivered to the other Party by overnight courier; or (c) on the next business day following delivery by the sender to a recognized international courier service. All notices delivered pursuant to this Agreement shall be addressed to the Parties as follows (or to such other address and to the attention of such Persons as the Parties may designate by like notice hereunder):

For Hyatt:	Hyatt of Mexico, S.A. de C.V. c/o Hyatt Corporation 150 North Riverside Plaza Chicago, IL 60606 Attn: General Counsel Email: **
with a copy to :	Hyatt Corporation 150 North Riverside Plaza Chicago, Illinois 60606 Attn: EVP, Group President - Americas

For Owner:	Operadora Hotelera 1421, S.A. de C.V. Calle Bucareli 42, Int. 101 Col. Centro Cuauhtemoc Mexico City, Federal District 06040 MEXICO Attn: Marcos Sacal Cohen Email: ** Tel: **

Either Party shall have the right to change its address for notice, or the identity of persons entitled to receive copies of any such notices, by delivery in the manner hereinabove provided of an appropriate notice to the other Party setting forth the new address or the identity of the additional or replacement persons entitled to receive copies, or any one or more thereof, and such notice may be delivered via email transmission only provided the delivering Party receives either a confirmation via email transmission for the receipt of same.

22.2.       Governing Law.

This Agreement, the relationship between the Parties, and all disputes or claims that may be based upon, arise out of or relate to this Agreement or the relationship of the Parties shall be construed, interpreted, and applied in accordance with, and shall be governed by, the laws of the Country, and the Parties irrevocably agree to such choice of law in respect of all matters arising out of or related to the foregoing. The provisions of this Section 22.2 shall survive the expiration or earlier termination of this Agreement.

22.3.       Approvals and Consents.

Whenever the approval or consent of either Party is required under this Agreement, unless this Agreement expressly states that the consent or approval shall be within the sole discretion of the Party from whom the consent or approval shall be sought, the Party of whom the approval or consent is required shall not unreasonably condition, withhold, or delay such approval or consent. Neither Party shall withhold any consent or approval hereunder in respect of any matter that is reasonably necessary for the continuous operation of the Hotel according to the Hotel Standard and the terms of this Agreement.

22.4.       Entire Agreement.

This Agreement, together with any agreements to be executed and delivered pursuant to this Agreement and appendices hereto (including the other Hyatt Agreements), constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings between the Parties.

22.5.       Survival and Continuation.

Notwithstanding the termination or the expiration of this Agreement, the obligations of Owner to pay fees and make other payments to Hyatt (or Affiliates of Hyatt) hereunder and the other Hyatt Agreements (whether or not that provision or any other provision includes, or does not include, any express wording stating that such provision shall survive termination or expiration), and any other applicable provisions of this Agreement and such other Hyatt Agreements, shall survive such termination or expiration to the extent necessary to give effect to the intent of the Parties.

22.6.       Amendment.

Provisions of this Agreement shall not be supplemented or amended except by an instrument in writing executed and delivered by both Parties.

22.7.       Waiver.

Failure of a Party at any time to require the performance by the other Party of any provision hereof shall in no way affect its right to require such performance at any time thereafter. Waiver by any Party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation.

22.8.       Binding Effect.

This Agreement shall inure to the benefit of and bind Parties and their permitted successors and assigns, and no assignment by either Party in violation of the provisions of this Agreement shall vest any rights in the assignee.

22.9.       Severability.

If any term or provision of this Agreement, or the application thereof to any persons or circumstances, shall to any extent or for any reason be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

22.10.     Language and Counterparts.

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and a Party may enter into this Agreement by executing a counterpart. Documents executed, scanned, and transmitted electronically in PDF format and/or electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. This Agreement is executed in the English language.

22.11.     Third-Party Beneficiaries.

Except as otherwise expressly provided in this Agreement, if at all, a Person who is not a party to this Agreement has no rights to enforce or enjoy the benefit of any term of this Agreement. The parties listed in Article XVII, whom Owner shall indemnify, are entitled to enforce and enjoy the benefits of Article XVII, and any associated provisions.

22.12.     Force Majeure.

(a)           Force Majeure. The obligations of either Party to perform any specific covenant under this Agreement within a specified time (other than obligations to make payments of money) shall be extended for a period of time equivalent to the period of delay caused by Force Majeure (except to the extent otherwise specified in this Agreement).

(b)           Cessation of Hotel Operations due to Force Majeure. If, at any time during the Operating Term, Hyatt is unable to perform its obligations under this Agreement due to Force Majeure, or if it becomes necessary, in Hyatt’s reasonable opinion, to cease operation of the Hotel in order to protect the Hotel and/or the health, safety, and welfare of the guests and/or employees of the Hotel due to the occurrence of a Force Majeure event, or to curtail or substantially modify Hotel operations due to resulting changes in business conditions or a lack of available funds, Hyatt may close, curtail or substantially modify, the operation of all or any part of the Hotel as necessary based on the occurrence of the Force Majeure event, reopening and recommencing operation of the Hotel when Hyatt reasonably deems that the reopening and recommencement of operations may be done in accordance with Applicable Law and without jeopardy to the Hotel, its guests, or Hotel employees, or the reputation of the Hotel as an operator of international first-class hotels.

22.13.    Further Instruments.

The Parties shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action, including obtaining any government approval, necessary to make this Agreement and the other Hyatt Agreements fully and legally effective, binding, and enforceable as between the Parties.

22.14.     Sovereign Immunity.

Owner irrevocably waives any rights or privilege it may have in any proceeding before any court or tribunal in any jurisdiction by virtue of any status as a sovereign or an agency or Affiliate of a governmental authority of any jurisdiction.

22.15.     Corrupt Practices.

(a)           Neither Party, nor any Person acting for or on behalf of such Party, shall make, and each Party acknowledges that the other Party will not make, any expenditure for any unlawful purposes in the performance of its obligations under this Agreement and in connection with its activities in relation thereto. Neither Party, nor any Person acting for or on behalf of such Party, shall, and each Party acknowledges that the other Party will not, bribe or offer to bribe any Person whomsoever, including any government official, any political party or official thereof, or any candidate for political office, for any reason or purpose whatsoever.

(b)           Owner represents, warrants and covenants to Hyatt that as of the Execution Date and throughout the Operating Term, Owner, Owner’s representatives and Persons having a Controlling Interest in Owner are not, and are not owned or controlled by, or acting on behalf of any Restricted Persons. Owner shall notify Hyatt in writing immediately upon the occurrence of any event that would render the foregoing representation and warranty incorrect. Should any event occur which would cause Owner to be in breach of the foregoing representation and warranty or covenant, notwithstanding any contrary provision of this Agreement including Section 16.3(c), Hyatt shall have the right to terminate this Agreement immediately upon written notice to Owner, and in any such event, Hyatt shall have no liability toward Owner on account of early termination of this Agreement.

22.16.     Relationship of the Parties; Third-Party Liability.

Nothing in this Agreement shall create a partnership or joint venture between Owner and Hyatt. All debts and liabilities to third Persons caused by Hyatt in connection with the operation of the Hotel pursuant to this Agreement shall be the debts and liabilities of Owner only. Hyatt may so inform third parties with whom they deal on behalf of Owner and may take all other reasonable steps to carry out the intent of this Agreement.

22.17.     Rules of Interpretation.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation” when such phrase does not otherwise appear. The terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The article and section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All article, section, paragraph, clause, exhibit or schedule references not attributed to a particular document shall be references to such parts of this Agreement. No rule of construction providing that the terms of this Agreement shall be construed to the disadvantage of either Party by virtue of such Party preparing or drafting this Agreement or any particular provision of this Agreement shall be applicable in the interpretation of this Agreement. No inferences shall be drawn from the fact that the final, duly executed version of this Agreement differs in any respect from any previous draft of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Hotel Services Agreement as of the Execution Date.

HYATT:

HYATT OF MEXICO S.A. DE C.V.

By:	/s/ Alberto Isaac Sánchez Legorreta

Name: Alberto Isaac Sánchez Legorreta

Title: Attorney in fact

OWNER:

OPERADORA HOTELERA I421, S.A. de C.V.

By:	/s/ Marcos Sacal Cohen

Name: Marcos Sacal Cohen

Title: Legal Representative

Signature Page - Hotel Services Agreement